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                           CONTRATTO DI COMPRAVENDITA
                                   AZIONARIA

                                       tra

(1) RAI Radio Televisione Italiana S.p.A., societa costituita ed operante secondo il diritto italiano, con sede in Roma, Viale Mazzini n. 14, iscritta al Registro delle Imprese di Roma al n. 8087, codice fiscale 00709370589, in persona del Presidente Professor Roberto Zaccaria e del Direttore Generale Dott. Claudio Cappon muniti dei necessari poteri (di seguito denominata "RAI");

                                                                   da una parte;

                                        E

(2) CCR S.r.l., societa costituita ed operante secondo il diritto italiano, con sede in Milano, Via Barozzi n. 1, 20121, iscritta al Registro delle Imprese di Milano con codice fiscale 13424440157, in persona del Presidente e Amministratore Delegato Dott. George Reese munito dei necessari poteri (di seguito denominata "PARTNER"); e

(3) Crown Castle International Corp., societa costituita ed operante secondo il diritto del Delaware, con sede in Houston, Texas 77057, 510 Bering Drive, in persona dell'Amministratore Delegato Dott. George Reese munito dei necessari poteri (di seguito denominata "Crown Castle").

                                                               dall'altra parte;

                                    PREMESSO

a) che la RAI e concessionaria in esclusiva del servizio pubblico di diffusione di programmi radiofonici e televisivi sull'intero territorio italiano in forza di una
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convenzione stipulata in data 15 marzo 1994 con il Ministero delle Comunicazioni
(di seguito il "Ministero") e approvata con DPR del 28 marzo 1994;

b) che in data 6 novembre 2000 la RAI ed il Ministero hanno sottoscritto, ai sensi della convenzione sopra richiamata, un contratto di servizio per il triennio 2000-2002 (approvato dal Consiglio dei Ministri in data 19 gennaio
2001) che identifica le modalita di raggiungimento degli obiettivi indicati nella stessa convenzione;

c) che la convenzione del 15 marzo 1994 e il contratto di servizio del 6 novembre 2000 (collettivamente di seguito la "Convenzione") contengono specifici impegni della RAI in merito all'installazione e all'esercizio tecnico degli impianti destinati alla diffusione dei programmi radiofonici e televisivi ed i connessi collegamenti di tipo fisso necessari per la produzione e distribuzione, alla qualita della trasmissione e diffusione, alla copertura del territorio nazionale con segnali di radiodiffusione televisiva e radiodiffusione sonora e alla ricerca di nuovi mezzi di produzione, trasmissione e diffusione, avuto particolare riguardo all'evoluzione delle tecnologie digitali;

d) che, in data 29 luglio 1999, la RAI e la controllata RAI TRADE S.p.A. hanno costituito una societa di diritto italiano, attualmente denominata RAI WAY S.p.A., avente sede in Roma, Via Teulada n. 66, capitale sociale (a seguito della conversione in Euro effettuata con delibera del Consiglio di Amministrazione del 19 dicembre 2000) di Euro 70.176.000, ed iscritta presso il Registro delle Imprese di Roma al n. 925733, codice fiscale 05820021003 (di seguito la "Societa");

e) che, in data 11 novembre 1999, il Ministero ha autorizzato la RAI ad avvalersi della Societa, in quanto societa controllata dalla RAI, ai fini dello svolgimento
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delle attivita previste nella Convenzione inerenti l'installazione e l'esercizio degli impianti per la diffusione dei programmi sonori e televisivi;
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f) che a seguito di un aumento del capitale sociale da Lire 1 miliardo a Lire
136 miliardi, con atto di conferimento del 29 febbraio 2000 (rettificato con atto del 28 marzo 2001) (di seguito l' "Atto di Conferimento") la RAI ha conferito alla Societa l'intero complesso aziendale costituito dalle attivita, dalle passivita e dai dipendenti dedicati allo svolgimento delle attivita di trasmissione e diffusione precedentemente facenti capo alla RAI;

g) che, in data 5 giugno 2000, la RAI e la Societa hanno sottoscritto un contratto di fornitura, allegato al presente Contratto sub Allegato "g" (il "Contratto di Fornitura", come sara modificato ai sensi del presente contratto), valido sino al 31 dicembre 2014, ai sensi del quale la Societa si e impegnata a fornire alla RAI i servizi relativi all'installazione, manutenzione e gestione diretta di reti di telecomunicazioni nonche quelli di trasmissione, distribuzione e diffusione di segnali radiofonici e televisivi, assicurando la ricerca e lo sviluppo di mezzi di produzione, trasmissione e diffusione (avuto particolare riguardo all'evoluzione delle tecnologie digitali), garantendo quindi indirettamente il generale rispetto da parte della RAI dei corrispondenti obblighi assunti dalla RAI ai sensi della Convenzione;

h) che la RAI e attualmente proprietaria di una partecipazione pari al 100% dell'intero capitale della Societa, avendo acquisito in data 20 aprile 2001 la residua partecipazione di proprieta di RAI TRADE S.p.A. (pari allo 0,00074% del capitale);

i) che la RAI, anche al fine di perseguire gli obiettivi indicati nella Convenzione relativamente al proprio assetto industriale, finanziario e di produttivita aziendale, si e determinata a cedere a terzi una partecipazione di minoranza nel capitale della Societa, mantenendo il controllo della Societa in ossequio alla autorizzazione rilasciata dal Ministero in data 11 novembre 1999;
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j) che, a tal fine, la RAI ha conferito alla Merrill Lynch Capital Markets Bank
Limited, Milan Branch, Succursale Italiana - Sede secondaria di Milano (di seguito "Merrill Lynch") l'incarico di advisor per la selezione dell'acquirente della partecipazione di minoranza nella Societa;

k) che Merrill Lynch, nell'adempimento dell'incarico ricevuto dalla RAI, ha inviato ai soggetti che avevano manifestato interesse all'acquisto di una partecipazione di minoranza nella Societa, ivi compresa Crown Castle, una lettera di impegno alla riservatezza, subordinando alla sottoscrizione della stessa l'invio di informazioni e documenti relativi alla Societa;

l) che Merrill Lynch ha inviato ai soggetti interessati che hanno sottoscritto la lettera di impegno alla riservatezza, ivi compresa Crown Castle, un Memorandum Informativo relativo alla Societa, invitando i soggetti interessati a formulare un'offerta preliminare di acquisto non vincolante entro il 2 agosto 2000;

m) che, ricevute le offerte preliminari da parte dei soggetti interessati, alcuni di essi (ivi inclusa Crown Castle) sono stati invitati da Merrill Lynch ad alcuni incontri con il management della Societa nonche a partecipare a visite presso alcuni siti di proprieta della Societa e ad una data room (di seguito la "Data Room"), nel corso della quale i soggetti interessati hanno ricevuto una bozza della presente regolamentazione contrattuale e hanno avuto accesso a documentazione tecnica, legale e commerciale della Societa al fine di approfondire la propria conoscenza della consistenza patrimoniale, finanziaria ed imprenditoriale della Societa stessa, potendo chiedere ogni chiarimento ritenuto necessario o opportuno;

n) che, con comunicazione inviata in data 25 ottobre 2000, Merrill Lynch ha invitato i soggetti ammessi alla fase di Data Room a formulare entro il 15
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novembre 2000 un'offerta vincolante per l'acquisto di una partecipazione di minoranza nella Societa, richiedendo ai suddetti soggetti di indicare contestualmente gli eventuali commenti alla documentazione contrattuale (inclusi i patti parasociali allegati in bozza alla predetta comunicazione);

o) che, entro la scadenza del termine sopra indicato, conclusa la Data Room, sono pervenute alla RAI, per il tramite di Merrill Lynch, alcune offerte vincolanti (fra le quali quella di Crown Castle);

p) che, successivamente, a seguito di scambi di corrispondenza con la Merrill Lynch e in conformita alle richieste della medesima, i soggetti offerenti (inclusa Crown Castle) hanno modificato e migliorato alcuni termini e condizioni, sia economiche che contrattuali, della loro offerta vincolante;

q) che il 23 febbraio 2001 Crown Castle e` stata selezionata dalla RAI per avviare una fase di trattativa finale sulle condizioni e i termini della sua offerta vincolante;

r) che, all'esito della suddetta trattativa finale, in data 23 aprile 2001, Crown Castle ha ulteriormente modificato la sua offerta vincolante e in data 24 aprile 2001 il Consiglio di Amministrazione della RAI ha deliberato di procedere alla cessione al PARTNER (designato a tal fine da Crown Castle ) di una partecipazione pari al 49% del capitale della Societa, nei termini ed alle condizioni di cui al presente contratto (il "Contratto");

s) in data odierna le parti hanno notificato l'operazione di concentrazione di cui al presente Contratto all'Autorita Garante della Concorrenza e del Mercato, ai sensi della Legge n. 287 del 10 ottobre 1990.

Tutto cio premesso, le parti convengono quanto
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segue.

1. DEFINIZIONI

1.1 Le premesse e gli allegati formano parte integrante ed essenziale del presente Contratto, che costituisce la manifestazione di tutte le intese intervenute tra le parti in merito al suo oggetto.

1.2 In aggiunta ai termini definiti nelle premesse e in altre clausole del presente Contratto, le parti convengono che i termini che seguono avranno il significato di seguito specificato:

1.2.1 "Accordo di Deposito in Garanzia": l'accordo di deposito in garanzia fra il PARTNER, la RAI e il Depositario, conforme al modello allegato al presente Contratto sub Allegato "1.2.1".

1.2.2 "Affiliato/a": in relazione a qualsiasi Soggetto, qualsiasi altro Soggetto che controlla o che e controllato o che e soggetto al comune controllo, intendendosi a questi fini per controllo la titolarita della maggioranza del capitale sociale.

1.2.3 "Autorita Governativa": qualsiasi autorita o organismo internazionale, multinazionale, nazionale, statale o locale autorizzati all'esercizio di qualsiasi tipo di potere amministrativo, esecutivo, giudiziale, normativo, regolamentare o tributario.

1.2.4 "Autorizzazione": qualsiasi autorizzazione, licenza, permesso, o altro tipo di approvazione rilasciata da qualsiasi Autorita Governativa.

1.2.5 "Azioni": n. 6.664.000 azioni ordinarie rappresentative di una partecipazione pari al 49% dell'intero capitale sociale della Societa.

1.2.6 "Bozza di Bilancio": la bozza del bilancio della Societa per l'esercizio 2000 approvata dal Consiglio di Amministrazione della Societa in data 30 marzo 2001, allegato al presente Contratto sub Allegato
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"1.2.6".

1.2.7 "Contratti di Servizio": i contratti sottoscritti fra la RAI e la Societa ( allegati sub Allegato "1.2.7" al presente Contratto) per la fornitura alla Societa da parte della RAI di alcuni servizi di supporto amministrativo, legale, informatico, immobiliare, etc.

1.2.8 "Contratti Rilevanti": i contratti elencati nell'Allegato "1.2.8".

1.2.9 "Contratto di Gestione": il contratto di gestione sottoscritto tra la Societa e Crown Castle conforme al modello allegato sub Allegato "1.2.9".

1.2.10"Danni": ogni sopravvenienza passiva, insussistenza di attivo, perdita, pretesa, danno o spesa (ivi inclusi i costi di ispezione e difesa e ragionevoli onorari legali), relative o meno a pretese di terzi, con espressa esclusione in ogni caso di danni indiretti o consequenziali, restando inteso che con riferimento alle Dichiarazioni sulla Societa (come definite all'Articolo 9.1) i Danni saranno determinati confrontando la effettiva situazione in cui versa la Societa con la situazione in cui la Societa sarebbe stata qualora la dichiarazione e garanzia violata fosse stata vera e corretta.

1.2.11"Data di Esecuzione": la data di sottoscrizione del presente Contratto.

1.2.12"Data di Riferimento": il 31 dicembre 2000.

1.2.13"Depositario": The Chase Manhattan Bank, filiale di Milano, con sede in Milano, Via Catena 4 (20121).

1.2.14"Effetto Negativo Rilevante": qualsiasi modifica o conseguenza che sia negativa in modo rilevante sul complesso della condizione (finanziaria o
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di altra natura), dei risultati operativi, della attivita o delle prospettive attuali di un Soggetto, avuto riguardo alla attivita di tale Soggetto come condotta alla data di sottoscrizione del presente Contratto (con espressa esclusione, in relazione alla Societa, del "Tower Business", come definito nei Patti Parasociali).

1.2.15"Garanzia Bancaria": la lettera di credito irrevocabile rilasciata da primario istituto bancario in favore della RAI per un importo pari al 49% della massima responsabilita della RAI ai sensi delle Garanzie RAI (tale lettera di credito sara conforme al modello allegato al presente Contratto sub Allegato "1.2.15").

1.2.16"Garanzie RAI": (a) la garanzia rilasciata dalla RAI in favore di COFIRI S.p.A. in data 17 maggio 2000 a fronte del prestito di Lire 70 miliardi (oltre interessi ed accessori) concesso dalla COFIRI e trasferito alla Societa con l'Atto di conferimento, nonche (b) la garanzia rilasciata dalla RAI in favore di COFIRI SIM a fronte del contratto di swap relativo ad interessi tra COFIRI SIM e la Societa sottoscritto il 29 dicembre 2000, entrambe allegate al presente Contratto sub Allegato "1.2.16".

1.2.17"Legge": qualsiasi legge, regolamento, norma o disposizione normativa emanata da qualsiasi Autorita Governativa.

1.2.18"Patrimonio Netto": un valore pari alla differenza fra (a) il capitale sociale della Societa maggiorato delle riserve, degli utili non distribuiti (inclusi gli utili di esercizio), al netto delle perdite portate a nuovo e di quelle di esercizio, come previsto dall'art. 2424 cod. civ. (sezione "Passivo", par. (A)) e (b) un importo pari alla somma di (i) eventuali riserve create in applicazione di norme fiscali (quali, ad esempio, riserve di rivalutazione e ammortamenti anticipati) nel periodo fra il 30
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giugno 2000 e la Data di Esecuzione e (ii) eventuali contributi statali registrati nella contabilita della Societa nel periodo fra il 30 giugno 2000 e la Data di Esecuzione (restando inteso che tali contributi, se esistenti, andranno ad esclusivo beneficio della RAI).

1.2.19"Patti Parasociali": i patti parasociali fra la RAI, il PARTNER e Crown Castle conformi al modello che si allega al presente Contratto, unitamente ai suoi allegati, sub Allegato "1.2.19".

1.2.20"Principi Contabili": i principi contabili emanati dai Consigli Nazionali dei Dottori Commercialisti, dei Ragionieri e dei Periti Commerciali, come applicati dalla Societa nella redazione della Situazione Patrimoniale di Riferimento, in continuita ed in costanza di valutazione.

1.2.21"Provvedimento": qualsiasi sentenza, ordinanza o decreto non impugnabili di qualsiasi collegio arbitrale o Autorita Governativa.

1.2.22"Revisore": la Arthur Andersen , con sede in Roma, Via Campania 47.

1.2.23"Rilevante": ha il significato di rilevante in relazione al complesso della condizione (finanziaria o di altra natura), dei risultati operativi, dell'attivita o delle prospettive attuali di un Soggetto, avuto riguardo all'attivita di tale Soggetto come condotta alla data di sottoscrizione del presente Contratto (con espressa esclusione, in relazione alla Societa, del "Tower Business", come definito nei Patti Parasociali).

1.2.24"Situazione Patrimoniale di Riferimento": lo stato patrimoniale della Societa alla data del 30 giugno 2000, allegato al presente Contratto sub Allegato "1.2.24" unitamente ad una nota contenente la descrizione dei principi contabili applicati nella redazione della medesima.

1.2.25"Situazione Patrimoniale di Trasferimento": lo stato patrimoniale della Societa alla Data di Esecuzione, redatto in conformita a quanto previsto
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nell'Articolo 4.

1.2.26"Situazione Patrimoniale Verificata": la Situazione Patrimoniale di Trasferimento come eventualmente rettificata dal Revisore ai sensi dell'Articolo 4.2.

1.2.27"Soggetto": una persona fisica, una persona giuridica (inclusa una societa di persone o di capitali), associazione o organizzazione munita o priva di personalita giuridica, e ogni altro soggetto costituito in qualsiasi forma per l'esercizio di un'attivita d'impresa o professionale.

1.2.28"Vincolo": (a seconda dei casi) l'ipoteca, il pegno, la vendita condizionata o con riserva di proprieta, opzione e qualsiasi garanzia, onere, vincolo o gravame, di natura reale o personale (ivi incluso qualsiasi atto finalizzato alla costituzione dei medesimi).

1.2.29 "Controllata": in relazione a qualsiasi Soggetto, significa una societa, associazione o altra entita commerciale nella quale piu del 50% del totale dei diritti di voto del capitale sociale con diritto di voto (a) nell'assemblea ordinaria e (b) in sede di nomina di consiglieri e dirigenti, sia in quel momento esercitabile liberamente, di proprieta o controllato, direttamente o indirettamente, da quel Soggetto o da una o piu Controllate di quel Soggetto.

2. COMPRAVENDITA

2.1 Alle condizioni e nei termini del presente Contratto, la RAI vende al PARTNER, che accetta ed acquista dalla RAI, le Azioni alla Data di Esecuzione.

2.2. Subordinatamente all'annotazione sul libro dei soci della Societa, le Azioni attribuiranno al PARTNER tutti i diritti di voto e (salvo quanto previsto nell' Accordo di Deposito in Garanzia) di percezione degli utili ad esse spettanti sin dalla Data di Esecuzione. Le
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parti si danno atto che, a seguito dell'assemblea dei soci che si tiene alla
Data di Esecuzione, alla medesima Data di Esecuzione la Societa distribuisce per l'intero a favore della RAI i dividendi maturati fino al 31 Dicembre 2000.

3. PREZZO

3.1 Come corrispettivo della compravendita delle Azioni, il PARTNER paghera un prezzo pari a complessive Lire 791.405.202.097 (settecento novantuno miliardi quattrocento cinque milioni duecentodue mila novantasette) (il "Prezzo").

3.2 Il Prezzo non sara soggetto ad alcuna revisione o aggiustamento, fatto salvo solo quanto pattuito all'Articolo 4 che segue.

4. SITUAZIONE PATRIMONIALE

4.1 Entro 45 (quarantacinque) giorni dalla Data di Esecuzione la RAI fara si che la Societa prepari e consegni alla medesima RAI, al PARTNER ed al Revisore la Situazione Patrimoniale di Trasferimento, redatta utilizzando i Principi Contabili. La Situazione Patrimoniale di Trasferimento avra esclusivamente rilievo in relazione al presente Contratto, per le finalita di cui al presente Articolo 4.

4.2 Entro 30 (trenta) giorni dal ricevimento della Situazione Patrimoniale di Trasferimento, il Revisore provvedera a sottoporre la medesima a verifica utilizzando i Principi Contabili, in conformita alle istruzioni irrevocabili congiunte che la RAI e il PARTNER impartiscono mediante sottoscrizione in data odierna della lettera di incarico di cui all'Allegato "4.2" al presente Contratto. Il Revisore, entro la scadenza del suddetto termine di 30 (trenta) giorni, indichera in una propria relazione preliminare, da consegnarsi alla RAI e al PARTNER, le rettifiche che il Revisore propone di apportare alla Situazione Patrimoniale di Trasferimento. La RAI e il PARTNER avranno la facolta, da esercitarsi entro 20 (venti) giorni
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dal ricevimento di tale relazione preliminare, di far pervenire i loro eventuali commenti sulla relazione preliminare al Revisore. Il Revisore procedera, nei 30 (trenta) giorni successivi alla scadenza del predetto periodo di 20 (venti) giorni, a determinare in via definitiva le rettifiche da apportare alla Situazione Patrimoniale di Trasferimento e procedera alla determinazione dell'aggiustamento del Prezzo sulla base della Situazione Patrimoniale
Verificata in conformita ai seguenti criteri:

4.2.1 qualora il Patrimonio Netto della Societa risultante dalla Situazione Patrimoniale Verificata (dedotti i dividendi distribuiti alla RAI alla Data di Esecuzione) fosse superiore al Patrimonio Netto della Societa risultante dalla Situazione Patrimoniale di Riferimento, l'aggiustamento del Prezzo corrispondera ad un importo pari al 49% della differenza fra il Patrimonio Netto della Societa risultante dalla Situazione Patrimoniale Verificata ed il Patrimonio Netto della Societa risultante dalla Situazione Patrimoniale di Riferimento;

4.2.2 qualora, viceversa, il Patrimonio Netto della Societa risultante dalla Situazione Patrimoniale Verificata (dedotti i dividendi distribuiti alla RAI alla Data di Esecuzione) fosse inferiore al Patrimonio Netto della Societa risultante dalla Situazione Patrimoniale di Riferimento, l'aggiustamento del Prezzo corrispondera ad un importo pari al 49% della differenza fra il Patrimonio Netto della Societa risultante dalla Situazione Patrimoniale di Riferimento e il Patrimonio Netto della Societa risultante dalla Situazione Patrimoniale Verificata.

4.3 L'importo dell'aggiustamento del Prezzo sara versato in contanti dal PARTNER in favore della RAI (nel caso di cui al precedente Articolo 4.2.1) e dalla RAI in favore del PARTNER (nel caso di cui al precedente Articolo 4.2.2) entro 10 (dieci) giorni lavorativi dalla successiva fra le seguenti due date: (i) la data in cui il Revisore avra comunicato alla RAI e al
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PARTNER l'importo dell'aggiustamento del Prezzo e (ii) la data in cui il
Depositario avra rilasciato le Azioni in favore del PARTNER e il Prezzo e la Garanzia Bancaria in favore della RAI ai sensi dell'Accordo di Deposito in Garanzia.
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4.4 La RAI e il PARTNER convengono che, salvo il solo caso di errore manifesto
(ai sensi dell'art. 1349, primo comma, cod. civ.), le determinazioni del Revisore in merito alla predisposizione della Situazione Patrimoniale Verificata e al calcolo dell'aggiustamento del Prezzo saranno definitive e vincolanti tra la RAI e il PARTNER, non soggette a contestazioni od impugnazioni di alcun genere.

5. ESECUZIONE

5.1 La compravendita delle Azioni viene effettuata alla Data di Esecuzione mediante girata dei certificati azionari rappresentanti le Azioni, autenticata dal Notaio Ragnisco di Roma contro pagamento del Prezzo al Depositario ai sensi dell'Accordo di Deposito in Garanzia. Il perfezionamento della compravendita e gli adempimenti connessi avranno luogo presso gli uffici della RAI , in Roma, Viale Mazzini 14,

5.2 Alla Data di Esecuzione:

5.2.1 la RAI, il PARTNER e il Depositario sottoscrivono l'Accordo di Deposito in Garanzia;

5.2.2 i certificati azionari rappresentanti le Azioni, debitamente girati da RAI in favore del PARTNER, il Prezzo e la Garanzia Bancaria (a fronte dell'impegno di manleva di cui all'Articolo 5.3 che segue) vengono consegnati al Depositario affinche li custodisca ai sensi dell'Accordo di Deposito in Garanzia in conformita alle istruzioni ivi contenute, dietro rilascio da parte del Depositario di una dichiarazione scritta di avvenuta consegna di quanto precede;

5.2.3 la RAI, il PARTNER e Crown Castle sottoscrivono i Patti Parasociali;

5.2.4 la RAI consegna al PARTNER copia delle lettere di dimissioni, con efficacia alla Data di Esecuzione, degli amministratori e dei sindaci (effettivi
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e supplenti) della Societa in carica;

5.2.5 si riunisce l'assemblea ordinaria e straordinaria dei soci della Societa (fra l'altro) per rinnovare il Consiglio di Amministrazione ed il Collegio Sindacale, per la nomina del Presidente del Consiglio di Amministrazione e per adottare il nuovo statuto sociale in conformita al modello allegato sub "1" ai Patti Parasociali;

5.2.6 si riunisce il nuovo Consiglio di Amministrazione della Societa per (i) deliberare la nomina dell'Amministratore Delegato e concessione delle deleghe in conformita a quanto stabilito nei Patti Parasociali e (ii) approvare la sottoscrizione degli accordi modificativi di cui all' Articolo 5.2.13 che segue nonche la sottoscrizione del Contratto di Gestione di cui all'Articolo 5.2.7 che segue;

5.2.7 Crown Castle e la Societa sottoscrivono il Contratto di Gestione;

5.2.8 vengono sottoscritti i fissati bollati e versate le relative imposte sul trasferimento delle azioni, a carico dalla RAI e dal PARTNER in misura paritaria fra loro;

5.2.9 il PARTNER viene registrato, con riferimento alla proprieta delle Azioni, nel libro soci della Societa;

5.2.10 la RAI e il PARTNER sottoscrivono e presentano l'istanza al Ministero per le finalita di cui all'Articolo 8.1.2 che segue e la lettera di incarico al Revisore di cui all'Articolo 4.2 che precede;

5.2.11 vengono inviate le comunicazioni di cui all'Articolo 12, paragrafo (O) dei Patti Parasociali nei confronti dei Soggetti ivi indicati;

5.2.12 viene sottoscritto il contratto di pegno (e costituito il pegno ivi previsto) in relazione alle Azioni di cui all'Articolo 10, paragrafo (E) dei Patti Parasociali

(il "Contratto di Pegno").

5.2.13 RAI e la Societa sottoscrivono (i) un Accordo Integrativo e Modificativo relativo al Contratto di Fornitura e (ii) un Accordo Integrativo e Modificativo relativo al Contratto di Locazione e di Fornitura di Servizi Connessi tra la Societa e la RAI, ciascuno dei quali allegati al presente sub Allegato "5.2.13".

5.3 Il PARTNER si impegna a manlevare e tenere indenne, sin dalla Data di Esecuzione, la RAI in relazione al 49% (quarantanove per cento) di ogni sopravvenienza passiva, perdita, danno, onere o spesa che RAI dovesse sostenere a seguito dell'escussione di una o di entrambe le Garanzie RAI. L'adempimento di tale obbligo di manleva viene garantito attraverso la consegna della Garanzia Bancaria (come previsto nell'Articolo 5.2.2 che precede). Qualora il PARTNER indennizzasse la RAI ai sensi del presente Articolo 5.3, il PARTNER avra il diritto di recuperare dalla Societa le somme cosi pagate allo stesso tempo e in proporzione rispetto a quanto eventualmente recuperato da RAI nei confronti della Societa. La RAI conviene e si impegna a sottoscrivere e a consegnare alla Chase Manhattan Bank, su richiesta di PARTNER, un idoneo modello di Allegato 1 alla Garanzia Bancaria entro quindici (15) giorni lavorativi successivi a qualsiasi pagamento effettuato a rimborso del capitale dalla Societa ai sensi del Contratto di Finanziamento del 16 Dicembre 1997, tra la RAI e Compagnia Finanziamenti e Rifinanziamenti Cofiri S.p.A.

6. DICHIARAZIONI E GARANZIE DELLA RAI

6.1 La RAI dichiara e garantisce al PARTNER quanto segue alla Data di
Esecuzione:

6.1.1 La RAI e la Societa sono societa
debitamente costituite, validamente esistenti e vigenti secondo il diritto italiano ed hanno pieno titolo ed autorita per svolgere le attivita attualmente esercitate e per adempiere alle obbligazioni derivanti dai contratti di cui esse sono parti. La Societa non possiede partecipazioni in altri Soggetti.

6.1.2 Ne la RAI ne la Societa versano in uno stato di insolvenza, non sono state dichiarate fallite ne e pendente alcuna istanza o richiesta volta a farne dichiarare il fallimento o finalizzata ad avviare qualsiasi altra procedura concorsuale prevista dalle leggi fallimentari o concorsuali di qualsiasi giurisdizione. Ne la RAI ne la Societa si trovano in alcuno dei casi previsti dagli artt. 2446 e 2447 cod. civ.

6.1.3 Il capitale sociale della Societa e pari a Euro 70.176.000, diviso in
13.600.000 azioni dal valore nominale di Euro 5,16 ciascuna. Fatta salva la conversione del capitale in Euro deliberata il 19 dicembre 2000, sin dal 30 giugno 2000 non ci sono state modifiche dell'ammontare del capitale della Societa. Le azioni rappresentanti l'intero capitale della Societa, incluse le Azioni, sono state validamente emesse, interamente sottoscritte e pagate, sono di proprieta della RAI e sono (e per quanto riguarda le Azioni vengono consegnate) libere da ogni e qualsiasi Vincolo. Non sono in atto, ne sono stati deliberati, aumenti di capitale sociale ed emissioni di nuove azioni o altre operazioni relative al capitale della Societa.

6.1.4 La RAI ha i necessari poteri e l'autorita per sottoscrivere il presente Contratto, i Patti Parasociali ed ogni altro documento che debba essere sottoscritto dalla RAI alla Data di Esecuzione, e per adempiere le obbligazioni nascenti dal presente Contratto, dai Patti Parasociali e da ogni altro suddetto documento. La sottoscrizione da parte della RAI del presente Contratto, dei Patti Parasociali e di ogni documento che debba essere sottoscritto dalla stessa RAI alla Data di Esecuzione, cosi come l'adempimento delle sue obbligazioni da essi derivanti, sono state debitamente e validamente autorizzate dagli organi societari della RAI. Sia il presente Contratto, sia i Patti Parasociali sia gli altri documenti sopra citati sono stati validamente sottoscritti dalla RAI e (nel presupposto che siano stati validamente sottoscritti dalle altre parti) costituiscono una valida e vincolante obbligazione della RAI, azionabile in conformita alle disposizioni negli stessi contenute.

6.1.5 La sottoscrizione del presente Contratto, dei Patti Parasociali e di ogni documento che debba essere sottoscritto dalla RAI alla Data di Esecuzione e l'adempimento delle obbligazioni in essi previste: (a) non daranno luogo a violazioni di disposizioni ne costituiranno un inadempimento: (i) di ogni Legge, Autorizzazione o Provvedimento applicabile alla RAI o alla Societa alla data del presente Contratto, fatto salvo quanto previsto nell'Articolo 8.1 che segue;
(ii) dell'atto costitutivo o dello statuto della RAI o della Societa o (iii) di ogni contratto o accordo di cui la RAI o la Societa sia parte; (b) non determineranno la creazione o l'imposizione di qualsiasi Vincolo sulle Azioni o sui beni Rilevanti di proprieta della Societa; o (c) non determineranno la cancellazione, perdita, revoca, o sospensione di qualsiasi Autorizzazione posseduta dalla Societa. Fatto salvo quanto previsto nell'Articolo 8.1 che segue, la sottoscrizione e l'adempimento del presente Contratto non richiedono da parte della RAI o della Societa, il rilascio di alcun tipo di Autorizzazione da parte di Autorita Governative, ne istanze, notifiche o dichiarazioni nei confronti delle medesime.

6.1.6 La Bozza di Bilancio e: (i) veritiera, corretta, completa ed e stata redatta, per quanto sia Rilevante, in conformita alle rilevanti disposizioni di legge ed ai Principi Contabili; (ii) contiene una rappresentazione, per quanto sia Rilevante, veritiera e corretta, in base alle rilevanti disposizioni di legge ed ai Principi Contabili, delle attivita e della situazione finanziaria della Societa alla Data di Riferimento e (iii) rappresenta e rileva, in maniera corretta e completa, per quanto sia Rilevante, tutte le passivita (ivi incluse le passivita tributarie, pensionistiche o relative a benefit concessi ai dipendenti) della Societa, in conformita a quanto disposto dalla Legge e dai Principi Contabili. Alla Data di Esecuzione non esiste alcuna circostanza e, nel periodo successivo alla Data di Riferimento e sino alla Data di Esecuzione, non si e verificato alcun evento (ad eccezione dell'emanazione di nuove leggi e regolamenti) che, considerato sia singolarmente sia insieme ad altri eventi della stessa natura, abbia dato luogo ad un Effetto Negativo Rilevante per la Societa.

6.1.7 Fatto salvo quanto previsto nell'Allegato "6.1.7", nel periodo successivo alla Data di Riferimento e sino alla Data di Esecuzione, la Societa (i) ha gestito la propria attivita in modo conforme alla prassi precedente, e (ii) non ha posto in essere alcuna delle attivita soggette a maggioranza qualificata ai sensi degli Articoli 3(C) e 5(C) dei Patti Parasociali (fatte salve le attivita svolte in conformita alla prassi del passato).

6.1.8 Fatto salvo quanto previsto nell'Allegato "6.1.8", la Societa ha la piena ed esclusiva proprieta di, o detiene in virtu di validi contratti di locazione o di diritti d'uso, (i) tutti i beni mobili ed immobili riflessi, a titolo di proprieta, di locazione o d'uso, a seconda dei casi, nella Bozza di Bilancio o nelle scritture contabili alla Data di Riferimento (inclusi tutti i beni elencati nell'Atto di Conferimento), e (ii) di tutti i beni mobili ed immobili acquistati o acquisiti in locazione o in uso, a seconda dei casi, dalla Societa successivamente alla Data di Riferimento, salvi i beni mobili ed immobili che non sono, individualmente o complessivamente, Rilevanti per la Societa. Tutti tali beni sono liberi da Vincoli, salvo quei Vincoli che, individualmente o complessivamente, non sono Rilevanti per la Societa. I beni di proprieta o in uso alla Societa, e i relativi permessi, servitu e ogni altro diritto inerente il diritto di accesso, sono sufficienti a permettere la continuazione dell'attivita della Societa dopo la Data di Esecuzione in maniera sostanzialmente analoga a quanto fatto prima di tale data. Detti beni sono in buono stato strutturale, sono in buone condizioni operative e di manutenzione e sono idonei agli usi ai quali sono destinati. I costi aggiuntivi e le spese che la Societa dovra sostenere per sanare le situazioni descritte nell'Allegato "6.1.8" non eccederanno l'importo di un milione di Euro per ciascun anno sino al ed incluso il 2004 ovvero l'importo di quattromilioni di Euro per l'intero periodo dalla data di sottoscrizione del presente Contratto e il 31 dicembre 2004.

6.1.9 Non vi sono contratti (ad eccezione dei Contratti Rilevanti) la cui invalidita, inefficacia o mancato adempimento si possa ragionevolmente prevedere possa avere un Effetto Negativo Rilevante per la Societa. I Contratti Rilevanti hanno piena validita ed efficacia in conformita a quanto in essi previsto; la Societa e, laddove applicabile, la RAI, hanno adempiuto tutte le obbligazioni in essi contenute, fatta eccezione per quegli inadempimenti per i quali non sia ragionevole prevedere un Effetto Negativo Rilevante per la Societa. Ciascun Contratto Rilevante continuera ad essere valido ed efficace dopo la Data di Esecuzione, per il termine ivi indicato.

6.1.10 (a) Fatto salvo quanto indicato nell'Allegato "6.1.10" al presente Contratto, non esistono azioni giudiziarie, ispezioni o procedimenti di qualsiasi natura (inclusi procedimenti di natura arbitrale) pendenti o, per quanto a conoscenza della RAI o della Societa, minacciati, contro la Societa che si possa ragionevolmente prevedere possano avere un Effetto Negativo Rilevante per la Societa o che altrimenti inficino la validita o l'efficacia del presente Contratto. In relazione ai procedimenti giudiziari di cui all'Allegato "6.1.10" al presente Contratto, la responsabilita complessiva per la Societa non sara superiore a Lire 3 (tre) miliardi.

(b) Per quanto a conoscenza della RAI e della Societa, dalla Data di Riferimento sino alla Data di Trasferimento la Societa ha svolto la sua attivita (inclusa qualsiasi attivita in relazione all'esecuzione dell'Atto di Conferimento) in sostanziale conformita alle Leggi, alle Autorizzazioni e ai Provvedimenti applicabili alla Societa (avuto riguardo ad una interpretazione sistematica e complessiva su ragionevoli basi commerciali di tali Leggi, Autorizzazioni e Provvedimenti e limitatamente alle Leggi, Autorizzazioni e Provvedimenti il cui termine per adeguarsi alle relative prescrizioni sia effettivamente scaduto alla Data di Esecuzione e che non richiedono ulteriori atti di Autorita Governative per essere applicati), fatti salvi in ogni caso inadempimenti che, individualmente o nel loro complesso, non si prevede possano ragionevolmente avere un Effetto Negativo Rilevante per la Societa.

6.1.11 Fatto salvo in ogni caso il Contratto di Fornitura, i Contratti di Servizio e le disposizioni in essi contenute, dalla Data di Riferimento tutti i rapporti infragruppo tra la Societa da un lato, e la RAI e le sue Affiliate (ad eccezione della Societa), dall'altro lato, si sono svolti e sono stati contabilizzati in maniera conforme alla prassi applicata per transazioni di analoga natura prima della Data di Riferimento.

6.2 La RAI dichiara e garantisce al PARTNER di aver messo a disposizione o di aver permesso al PARTNER e/o ai suoi consulenti di esaminare copie conformi agli originali, complete e corrette di tutti i documenti Rilevanti relativi alla Societa, e che tali documenti sono descritti nell'Allegato "6.2" al presente Contratto.

6.3 Le parti si danno atto che, ad eccezione delle sole dichiarazioni e garanzie contenute negli Articoli 6.1, 6.2 e 10.5: (i) nessuna dichiarazione e garanzia di qualsiasi natura viene prestata dalla RAI al PARTNER in relazione alla situazione finanziaria, economica, patrimoniale e all'andamento imprenditoriale della Societa, (ii) ne alcuna dichiarazione o garanzia viene prestata in relazione alle passivita, perdite, minusvalenze, insussistenze dell'attivo, ancorche derivanti da fatti e atti precedenti la Data di Esecuzione, indipendentemente dal fatto che le circostanze dalle quali potranno derivare in futuro le predette passivita, perdite, minusvalenze, insussistenze dell'attivo fossero note o meno al PARTNER prima della sottoscrizione del presente Contratto.

6.4 PARTNER prende atto ed accetta che nessuna garanzia e (fatto salvo solo quanto indicato all'Articolo 9.2, punti (ii), (iii) e (iv), che segue) manleva viene prestata dalla RAI in materia ambientale (incluso il rispetto della normativa in tema di tutela del paesaggio e di protezione dalle esposizioni a campi magnetici, elettrici o elettromagnetici).

7. DICHIARAZIONI E GARANZIE DEL PARTNER E CROWN CASTLE

7.1 Il PARTNER e Crown Castle (disgiuntamente) dichiarano e garantiscono alla RAI quanto segue, ciascuno per se stesso:

7.1.1 di essere una societa validamente costituita e regolarmente vigente ai sensi delle leggi e/o regolamenti ad essa applicabili e di avere tutti i diritti e i poteri necessari per svolgere la propria attivita nei modi in cui la stessa viene svolta, per concludere il presente Contratto, i Patti Parasociali, il Contratto di Pegno (quest'ultimo, nel solo caso del PARTNER) e ciascun documento da sottoscriversi alla Data di Esecuzione e per dare corso alle attivita in essi contemplate;

7.1.2 di non trovarsi in stato di insolvenza, ne di essere allo stato sottoposta ne di essere stata sottoposta in passato a procedure concorsuali. Inoltre, non sono pendenti nei suoi confronti istanze di fallimento o di avvio di altre procedure concorsuali;

7.1.3 di esercitare la sua attivita sociale nel pieno rispetto delle Leggi applicabili e la conclusione del presente Contratto, dei Patti Parasociali, del Contratto di Pegno (quest'ultimo, nel solo caso del PARTNER) e di ciascun documento da sottoscriversi alla Data di Esecuzione rientra tra le attivita contemplate nell'oggetto sociale. Di avere assunto tutte le delibere e le altre iniziative societarie necessarie per attribuire ai firmatari del presente Contratto, dei Patti Parasociali, del Contratto di Pegno (quest'ultimo, nel solo caso del PARTNER) e di ciascun documento da sottoscriversi alla Data di Esecuzione i poteri a tal fine necessari e per consentire l'adempimento delle obbligazioni previste a suo carico ai sensi del presente Contratto, dei Patti Parasociali, del Contratto di Pegno (quest'ultimo, nel solo caso del PARTNER) e degli altri documenti sopra citati;

7.1.4 la sottoscrizione e l'esecuzione del presente Contratto, dei Patti Parasociali, del Contratto di Pegno (quest'ultimo, nel solo caso del PARTNER) e di ciascun documento da sottoscriversi alla Data di Esecuzione e l'adempimento delle obbligazioni nascenti dagli stessi (i) salvo quanto previsto nell'Articolo 8.1, non richiedono alcuna ulteriore approvazione o autorizzazione o altro atto da parte di alcuna Autorita Governativa in relazione ad esso e (ii) non risultano in conflitto ne comportano la violazione di disposizioni contenute nel proprio statuto, ne di altra norma di Legge o Provvedimento ad esso applicabile.


7.2 Il PARTNER dichiara altresi alla RAI che (i) il documento allegato al presente Contratto sub Allegato "7.2" e una copia conforme all'originale e completa dello Statuto del PARTNER in vigore alla Data di Esecuzione e (ii) dalla data della sua costituzione sino alla Data di Efficacia non ha assunto debiti per finanziamenti diversi da quelli consentiti ai sensi dell'Articolo 6, paragrafo (G), dei Patti Parasociali e che la compravendita delle Azioni viene finanziata con l'uso di mezzi propri del PARTNER messi a disposizione dai soci a titolo di capitale e sovrapprezzo azioni.

8. CONDIZIONI RISOLUTIVE

8.1 Il presente Contratto (e la compravendita delle Azioni qui contemplata) e soggetto alle seguenti condizioni risolutive:

8.1.1 il mancato rilascio dell'incondizionata autorizzazione da parte dell'Autorita Garante della Concorrenza e del Mercato ai sensi e per gli effetti della Legge 10 ottobre 1990, n. 287 all'operazione prevista nel presente Contratto e nei Patti Parasociali; o

8.1.2 il mancato rilascio di una comunicazione da parte del Ministero che prenda atto del fatto che i termini del presente Contratto, e dei Patti Parasociali, non sono in violazione della Convenzione o dell'autorizzazione del Ministero dell'11 Novembre 1999.

8.2 Le parti si impegnano a cooperare in buona fede per il sollecito compimento delle condizioni di cui sopra, ponendo in essere ogni piu opportuna attivita a tal fine necessaria. Resta espressamente inteso che il compimento di attivita (o le omissioni) di ciascuna parte volte ad impedire o ritardare il verificarsi di una o entrambe le condizioni di cui all'Articolo 8.1 che precede, in violazione di quanto sopra pattuito nel presente Articolo 8.2, costituira inadempimento grave alle obbligazioni assunte dalle parti e dovra essere equitativamente valutato dal collegio di arbitri nominati ai sensi dell'Articolo 11.

8.3 Il rilascio dell'autorizzazione e/o della comunicazione di cui ai precedenti Articoli 8.1.1 e 8.1.2 o l'eventuale rifiuto di rilasciare tale autorizzazione e/o comunicazione saranno comunicati dalla parte che per prima ne avesse conoscenza all'altra parte entro 5 (cinque) giorni dalla data in cui la parte ne sara venuta a conoscenza.

8.4 Il presente Contratto (e la compravendita delle Azioni), i Patti Parasociali e il Contratto di Gestione dovranno intendersi automaticamente risolti su semplice richiesta che una parte dovra far pervenire all'altra in conformita al successivo Articolo 10.4 qualora l'Autorita Garante per la Concorrenza e per il Mercato e/o il Ministero (i) neghino espressamente per iscritto il rilascio dell'approvazione di cui all'Articolo 8.1.1 o la comunicazione di cui all'Articolo 8.1.2, o (ii) non rilascino l'autorizzazione e/o la comunicazione di cui sopra entro sei mesi dalla data del presente Contratto (salvo proroga concordata fra le parti). In tal caso, il presente Contratto, i Patti Parasociali e il Contratto di Gestione si intenderanno non produttivi di alcun effetto, fatte salve le disposizioni dell'Articolo 10.5 che segue (ne alcuna responsabilita di alcun tipo ne potra derivare ad alcuna delle parti, ferma restando l'applicabilita della clausola arbitrale di cui all'Articolo 11 che segue in relazione alle eventuali responsabilita contrattuali che potessero essere insorte tra le parti in relazione agli impegni di cui all'Articolo 8.2 che precede).

8.5 RAI e PARTNER convengono che esse daranno immediata comunicazione al Depositario, ai sensi dell'Articolo 3(a) del dell' Accordo di Deposito in Garanzia del rilascio della comunicazione e dell'approvazione di cui all'Articolo 8.1.

8.6 Fatta eccezione per quanto richiesto ai sensi di legge, inclusa la normativa regolamentare dei mercati finanziari, ciascuna parte si impegna (e fara in modo che ciascuna sua Controllata e rappresentanti si impegnino) a mantenere riservato il contenuto del presente Contratto e dei Patti Parasociali; resta peraltro inteso che e consentito alle parti di rilasciare comunicati stampa secondo la prassi per operazioni di simile natura in relazione alla sottoscrizione del presente Contratto e dei Patti Parasociali. Sino alla scadenza del periodo di sei mesi di cui all'Articolo 8.4 (fatte eventuali estensioni concordate fra le parti), nessuna parte prendera contatti, direttamente o indirettamente, con terzi (ad eccezione di propri Affiliati, agenti o rappresentanti o Poste Italiane S.p.A. e suoi agenti e rappresentanti) per proporre l'acquisizione (in qualunque forma) di azioni della Societa (incluse le Azioni). Le parti si danno atto che l'inadempimento degli obblighi di cui al presente Articolo 8.6 costituira inadempimento grave alle obbligazioni assunte dalle parti e dovra essere equitativamente valutato dal collegio di arbitri nominati ai sensi dell'Articolo 11.

9. MANLEVA

9.1. La RAI si impegna a manlevare e a tenere indenne il PARTNER, con le modalita di cui agli Articoli 9.6 e 9.7 che seguono, dai Danni subiti da PARTNER che siano conseguenza diretta di inadempimenti della RAI ad una delle dichiarazioni e garanzie da essa prestate ai sensi dell'Articolo 10.5 e dell'Articolo 6 diverse dalle dichiarazioni e garanzie contenute negli Articoli dal 6.1.6 al 6.1.11, i cui effetti sono regolati in via esclusiva dall'Articolo
9.2 che segue (le dichiarazioni e garanzie identificate negli Articoli dal 6.1.6 al 6.1.11 sono di seguito definite le "Dichiarazioni sulla Societa").

9.2. La RAI si impegna a manlevare e a tenere indenne la Societa' con le modalita di cui agli Articoli 9.6 e 9.7 che seguono, dai Danni che siano conseguenza diretta di (i) inadempimenti della RAI alle Dichiarazioni sulla Societa e (ii) sostanze pericolose che la RAI o la Societa sapevano essere presenti nei beni della Societa prima della Data di Esecuzione, (iii) sostanze pericolose (ovunque poste) prodotte, depositate o altrimenti gestite dalla Societa prima della Data di Esecuzione o (iv) emissioni provenienti da beni della Societa prima della Data di Esecuzione. Le parti convengono che qualsiasi Danno dovuto ai sensi del presente Articolo 9.2 sara pagato alla Societa, fermo restando che la relativa pretesa potra essere azionata dal PARTNER per conto della Societa.

9.3 Le Dichiarazioni sulla Societa resteranno in vigore per i ventiquattro mesi successivi alla Data di Esecuzione. Le dichiarazioni e garanzie contenute negli Articoli 6.1.1, 6.1.2, 6.1.3, 6.1.4, 6.1.5 e 10.5 resteranno in vigore sino al trentesimo giorno successivo alla scadenza del termine di prescrizione delle relative pretese.

9.4. Gli obblighi di indennizzo della RAI nei confronti della Societa ai sensi del precedente Articolo 9.2(i) in relazione ad inadempimenti delle Dichiarazioni sulla Societa non potranno determinare un esborso per la RAI complessivamente superiore ad un "cap" pari al 15% del Prezzo (come incrementato o diminuito per effetto di quanto pattuito all'Articolo 4.2 che precede). Gli obblighi di indennizzo della RAI nei confronti della Societa o del PARTNER per violazione delle dichiarazioni e garanzie diverse dalle Dichiarazioni sulla Societa e per la manleva ambientale di cui all'Articolo 9.2, punti (ii), (iii) e (iv), che precede non potranno in nessun caso comportare esborsi per la RAI eccedenti un "cap" pari al Prezzo (come incrementato o diminuito per effetto di quanto pattuito all'Articolo 4.2 che precede).

9.5 In ogni caso in cui la RAI fosse tenuta ad indennizzare il PARTNER o la Societa ai sensi del presente Articolo 9, l'indennizzo sara ridotto di un importo pari a:

9.5.1. eventuali benefici fiscali derivanti a PARTNER o alla Societa quale conseguenza diretta della perdita indennizzabile;

9.5.2. tutti gli importi eventualmente ricevuti dal PARTNER o dalla Societa da parte di istituti assicurativi per le circostanze che hanno dato origine all'obbligo di indennizzo della RAI;

9.5.3. ogni ammontare che fosse stato
debitamente accantonato nella Situazione Patrimoniale Verificata in relazione alla pretesa oggetto dell'indennizzo ovvero (qualora la pretesa non abbia ad oggetto una posta per la quale, in base ad una normale prassi contabile, si debba creare uno specifico fondo) in relazione alla tipologia di eventi o circostanze che hanno dato origine all'obbligo di indennizzo della RAI;

9.5.4 eventuali sopravvenienze attive verificatesi dopo la Data di Esecuzione direttamente connesse alla tipologia di eventi o circostanze che hanno dato origine all'obbligo di indennizzo della RAI;

9.5.5 qualsiasi sopravvenienza passiva, insussistenza di attivo/perdita, pretesa, danno o spesa della Societa che RAI e` contrattualmente obbligata a pagare ai sensi del Contratto di Fornitura o ai sensi di altri accordi; e

9.5.6 qualsiasi sopravvenienza passiva, insussistenza di attivo/perdita, pretesa, danno o spesa della Societa, nei limiti in cui sia stata presa in considerazione nella determinazione dell'aggiustamento del Prezzo, ai sensi dell'Articolo 4.2.

9.6 Gli eventuali obblighi di indennizzo della RAI ai sensi del precedente Articolo 9.1 in relazione alle dichiarazioni e garanzie diverse dalle Dichiarazioni sulla Societa saranno assolti mediante pagamento al PARTNER entro 90 giorni dalla data in cui i Danni siano divenuti definitivi ed inappellabili. Gli eventuali obblighi di indennizzo di RAI ai sensi del precedente Articolo 9.2 saranno assolti mediante pagamento alla Societa entro 90 giorni dalla data in cui i Danni siano divenuti definitivi ed inappellabili. Qualora la Societa fosse tenuta ad effettuare pagamenti in relazione a questioni oggetto della garanzia di cui all'Articolo 9.2 prima che i Danni divengano definitivi la RAI provvedera a rimborsare la Societa degli importi effettivamente pagati a terzi, a fronte dell'impegno della Societa di restituire detti importi (con gli eventuali interessi) alla RAI se e nella misura in cui gli stessi fossero successivamente recuperati.

9.7 Il PARTNER o la Societa (a seconda del caso) saranno tenuti ad informare prontamente per iscritto la RAI del verificarsi di circostanze suscettibili di dar luogo a perdite indennizzabili dopo la data in cui tali circostanze siano note al PARTNER o alla Societa, fornendo alla RAI tutti i documenti disponibili necessari od utili per la migliore comprensione della circostanza segnalata. La RAI avra diritto, da esercitarsi entro i successivi venti giorni lavorativi, di assumere la gestione della situazione segnalata, nominando consulenti di propria fiducia, fornendo al PARTNER o alla Societa istruzioni in merito alle iniziative da assumere e facendosi carico di tutte le spese e gli oneri ad esse conseguenti. Il PARTNER o la Societa saranno tenuti a conformarsi a tali istruzioni, fornendo alla RAI tutta la ragionevole collaborazione per la migliore gestione della situazione in questione. Qualora la RAI non provvedesse a fornire le istruzioni entro il termine sopra richiamato, il PARTNER o la Societa saranno autorizzati ad assumere le iniziative che ritenessero opportune secondo la diligenza del mandatario, fermo restando in tal caso l'obbligo della RAI all'indennizzo dell'eventuale perdita nei modi e tempi previsti.

9.8 Il PARTNER accetta che qualsiasi Danno che possa dare origine ad una richiesta di indennizzo da parte del PARTNER per effetto delle garanzie prestate dalla RAI in forza del presente Contratto potra formare oggetto di indennizzo solamente ai sensi della specifica garanzia contrattuale che abbia con esso la piu diretta connessione. Resta in ogni caso esclusa la possibilita di far ricorso a piu garanzie contrattuali per l'indennizzo dello stesso Danno.

10. VARIE

10.1 Ciascuna parte si impegna a cooperare (sia pure nel rispetto dei propri obblighi) con le altre parti affinche (i) siano posti in essere i comportamenti e intraprese le iniziative necessarie per dare esecuzione alla propria prestazione descritta in questo Contratto e (ii) siano effettuati tutti i depositi necessari, in relazione a questo Contratto, richiesti dalla Autorita Garante della Concorrenza e del Mercato, dal Ministero o da ogni altra Autorita Governativa ai sensi della Legge applicabile, delle Autorizzazioni e/o dei Provvedimenti. Inoltre, fatto salvo quanto e previsto nell'Articolo 8, le parti si impegnano a cooperare in relazione a, e si impegnano a fare ogni ragionevole sforzo per opporsi ad ogni provvedimento, ivi inclusi i provvedimenti di natura legislativa, amministrativa o giudiziaria, che impedisca, ostacoli o vieti l'esecuzione delle operazioni descritte in questo Contratto.

10.2 Le parti si impegnano ad informare prontamente le altre parti in relazione a (i) eventuali denuncie, ispezioni o avvisi di garanzia (o comunicazione che lasci intendere che uno degli atti descritti sara adottato) di ciascuna Autorita Governativa in relazione alle operazioni descritte nel presente Contratto o (ii) l'inizio di procedimenti giudiziari o la minaccia di iniziarli in relazione al presente Contratto o alle operazioni contemplate nel medesimo.

10.3 Nessuna modifica delle pattuizioni contenute in questo Contratto sara valida ed efficace, se non effettuata per iscritto e sottoscritta da tutte le parti.

10.4 Ciascuna comunicazione richiesta o permessa a norma del presente Contratto dovra essere fatta per iscritto a mezzo raccomandata A/R o a mezzo telefax con successivo invio di lettera raccomandata A/R e si intendera efficacemente eseguita al momento della ricezione da parte del destinatario, a condizione che venga indirizzata come segue:

se alla RAI:

RAI - Radio Televisione Italiana S.p.A.
Viale Mazzini
00195 Roma (Italia)
Fax: +39 (06) 37514251

Attenzione:  Direttore Generale



se al PARTNER:

c/o Crown Castle International Corp.

510 Bering Drive
Houston, Texas 77057
Attenzione:  General Counsel
Fax:  +1 (713) 570 3150

se a Crown Castle:

Crown Castle International Corp.
510 Bering Drive
Houston, Texas 77057
Attenzione:  General Counsel
Fax:  +1 (713) 570 3150

ovvero presso ogni altro indirizzo che potra essere comunicato da ogni parte alle altre.

10.5 Salvo quanto diversamente disposto in questo Contratto, ciascuna parte sopportera i costi e le spese vive sostenuti in relazione alla preparazione, stipula ed esecuzione di questo Contratto e delle operazioni dallo stesso previste, ivi incluse le spese per compensi ad agenti, rappresentanti, consulenti legali e finanziari. La Societa non sosterra alcuna spesa in relazione ai suddetti agenti, rappresentanti e consulenti legali e finanziari.

10.6 Crown Castle si impegna direttamente e fara si che ogni Controllata di Crown Castle si impegni a: (i) esercitare i diritti di voto relativi a ciascuna azione di una Controllata di Crown Castle da essa detenuti cosi da permettere la esecuzione del presente Contratto da parte del PARTNER e a (ii) non esercitare tali diritti di voto in modo tale che ogni Controllata di Crown Castle che possiede un interesse diretto o indiretto nella Societa possa iniziare una procedura fallimentare, di riorganizzazione o altro tipo di procedura concorsuale, posto che le obbligazioni di Crown Castle in relazione all'esercizio dei diritti di voto di cui ai paragrafi (i) e (ii) sopra non costituiranno un impegno di Crown Castle o di qualsiasi Controllata di Crown Castle (diversa dal

PARTNER) a procurare, direttamente o indirettamente, fondi (ivi incluso attraverso sottoscrizioni di aumenti di capitale), a finanziare la Societa o PARTNER o qualsiasi altra Controllata di Crown Castle oppure a mantenere o preservare le loro condizioni finanziarie, o fare in modo che esse raggiungano determinati risultati operativi. Nonostante quanto precede e tutto quanto disposto nel presente Contratto, le parti concordano e si danno atto che (i) ne il PARTNER ne la Societa sono un soggetto unificato avente attivita e passivita in comune con (e ciascuna e un'entita separata da) Crown Castle o con alcuna delle sue altre Controllate e (ii) in nessun momento qualunque creditore del PARTNER o della Societa (inclusa la RAI) avra alcuna pretesa nei confronti di Crown Castle o alcuna delle sue altre Controllate (o alcun diritto di ricorso contro le azioni o i beni di Crown Castle o di tali Controllate) in relazione ad ogni indebitamento o altra obbligazione della Societa o del PARTNER (ivi incluso ogni indebitamento o altra obbligazione ad essi relative derivanti dal presente Contratto, quale quella di tenere indenne la RAI in relazione al 49% dell'esposizione nascente dalle Garanzie RAI). Nulla di quanto contenuto nel presente Articolo 10.6 limitera in qualunque modo il diritto della RAI di azionare nei confronti di Crown Castle le obbligazioni espressamente assunte da Crown Castle nei confronti della RAI ai sensi del presente Contratto.

10.7 RAI concorda che fara in modo che la Societa si adoperi prontamente, su ragionevoli basi commerciali, per sanare le situazioni descritte nell'Allegato "6.1.8" in relazione ai beni ivi identificati.



11. LEGGE REGOLATRICE E DISPUTE

11.1 Il presente Contratto e regolato e interpretato secondo il diritto italiano.

11.2 In caso di qualsiasi controversia tra le parti in merito alla interpretazione od applicazione del presente Contratto, i legali rappresentanti delle parti si incontreranno al fine di ricercare una soluzione amichevole della controversia. In caso di mancato accordo entro il termine di 30 (trenta) giorni dalla data in cui la parte piu diligente si sara attivata al fine di dar luogo all'incontro dei legali rappresentanti, la soluzione della controversia sara demandata ad un Collegio di tre arbitri nominati uno da ciascuna delle parti (esclusivamente a questo fine, il PARTNER e Crown Castle saranno considerati una parte unica) ed il terzo, che avra funzioni di Presidente, dai due arbitri cosi nominati. In caso di mancato accordo sulla nomina del Presidente, il Presidente sara nominato dalla Corte di arbitrato della Camera di Commercio Internazionale, a Parigi ("ICC"). L'arbitrato avra sede a Roma. Il procedimento arbitrale ed il lodo saranno in lingua inglese e italiana. Gli arbitri decideranno secondo diritto (e non in equita) e ritualmente entro centottanta giorni dalla nomina del terzo arbitro. L'arbitrato sara condotto secondo le Regole di arbitrato della ICC. Resta inteso che il collegio arbitrale eventualmente costituito ai sensi del presente Contratto avra competenza a decidere eventuali controversie insorte in relazione ai Patti Parasociali e viceversa.

                                                                    Exhibit 10.1

                            SHARE PURCHASE AGREEMENT

                                     Between

(1) RAI Radio Televisione Italiana S.p.A., a company incorporated and existing in accordance with Italian law, with registered office in Rome, at Viale Mazzini 14, registered with the Register of Companies of Rome under no. 8087, holding tax code no. 00709370589, in the person of the Chairman Professor Roberto Zaccaria and the General Manager Mr. Claudio Cappon who is vested with the necessary powers (hereinafter referred to as "RAI");

                                                                     on one side

                                       and

(2) CCR S.r.l., a company incorporated and existing in accordance with Italian law, with registered office in Milan, at via Barozzi 1, 20121, registered with the Register of Companies of Milan under no. 13424440157, holding tax code no. 13424440157, in the person of the Chairman and Managing Director Mr. George Reese, who is vested with the necessary powers (hereinafter referred to as "PARTNER"); and


(3) Crown Castle International Corp., a company incorporated and existing in accordance with Delaware law, with principal office at 510 Bering Drive, Houston, Texas, in the person of the Director Mr. George Reese, who is vested with the necessary powers (hereinafter referred to as "Crown Castle").

                                                               on the other side

                                     WHEREAS

a) RAI is the exclusive concessionaire of the public service of diffusion of radio and television broadcasting on the entire national territory according to a public service broadcasting licence agreement (convenzione) entered into on March 15, 1994 with the Ministry of Communications (the "Ministry") and approved with DPR of March 28, 1994;

b) On 6 November 2000 RAI and the Ministry executed, according to the above mentioned convenzione, a service contract for the period 2000-2002 (approved by the Council of Ministers (Consiglio dei Ministri) on 19 January 2001) identifying the methodology for the attainment of the objectives provided for in the convenzione;

c) The convenzione of March 15, 1994 and the service agreement dated 6 November 2000 (collectively referred to as the "Convenzione") include specific obligations of RAI with regards to the installation and operation of systems for the purpose of diffusion of radio and TV signals and the relative fixed links for production and distribution purposes, quality of the broadcast, coverage over the national territory with the radio and TV broadcasting signals, and research associated with the production, transmission and broadcasting systems/equipment with particular attention to the evolution of digital technology;

d) On July 29, 1999, RAI and its subsidiary RAI TRADE S.p.A. incorporated an Italian company, currently named RAI Way S.p.A., with registered office in Rome, Via Teulada n. 66, corporate capital (after the conversion in Euro executed with the resolution of the Board of Directors dated 19 December 2000) of Euro 70,176,000, registered with the Companies' register of Rome at No. 925733, fiscal code no. 05820021003 (the "Company");

e) On November 11, 1999, the Ministry gave authorisation to RAI to enable the Company, to the extent controlled by RAI, to provide the required services detailed in the Convenzione concerning the installation and operation of radio and television broadcasting services;

f) After an increase of capital from Lire 1 billion to Lire 136 billion, by a deed dated 29 February 2000 (as amended by a deed dated 28 March 2001) (the "Deed of Contribution") RAI contributed to the Company the entire business composed of assets, liabilities and employees engaged in the activities of broadcasting and transmission, which had been previously owned by RAI;

g) On 5 June, 2000 RAI and the Company executed a supply of services agreement, a copy of which agreement is attached hereto as Exhibit "g" (the "Supply Contract", as it will be amended pursuant to this agreement) valid until December 31, 2014, according to which the Company is obliged to provide RAI with services relating to the installation, maintenance and direct management of telecommunications as well as of the transmission, distribution and broadcasting of radio and TV signals, ensuring the research and development of production, transmission and broadcasting systems/equipment (with particular focus on the evolution of digital technologies), therefore indirectly ensuring the fulfilment by RAI of its obligations undertaken within the Convenzione;

h) RAI currently owns 100% of the entire capital of the Company, having purchased on April 20, 2001 the residual participation of ownership of RAI TRADE S.p.A. (equal to 0.00074% of the share capital);

i) RAI, also in order to reach the targets set out in the Convenzione with respect to its industrial, financial and business development status, intends to sell a minority stake in the capital of the Company, maintaining control of the Company in accordance with the authorisation of the Ministry of November 11, 1999;

j) to this end, RAI has entrusted Merrill Lynch Capital Markets Bank Limited, Milan Branch (hereinafter "Merrill Lynch") to be its advisor for the selection of a purchaser of the minority stake in the Company;

k) Merrill Lynch, on the basis of the instructions received by RAI, has sent to certain parties which had previously shown interest in the acquisition of a minority stake in the Company, including Crown Castle, a letter of undertaking of confidentiality, making the sending of information and documents related to the Company subject to the execution of the said confidentiality letter;

l) Merrill Lynch has provided to the interested parties which have executed the letter of confidentiality, including Crown Castle, an Information Memorandum relating to the Company inviting the interested parties to propose a preliminary non-binding offer for the acquisition by August 2, 2000;

m) after having received the preliminary offers by the interested parties certain parties (including Crown Castle) were invited by Merrill Lynch to meetings with the management of the Company, site visits and a data room (hereinafter the "Data Room"), during which the interested parties received a draft of this agreement and had access to technical, legal and commercial documentation of the Company (with the possibility of requesting any clarification deemed necessary or opportune) with the scope of having a better understanding of the business, economical and financial condition of the Company;

n) with the notice sent on October 25, 2000, Merrill Lynch invited the parties that participated in the Data Room to provide by November 15, 2000 a binding offer for the acquisition of a minority stake of the Company and to submit any further queries regarding the contractual documentation (including the draft shareholders' agreement attached to such notice);

o) within the abovementioned term, after conclusion of the Data Room, binding offers (including the offer by Crown Castle) were submitted to RAI through Merrill Lynch;

p) subsequently, following an exchange of correspondence with Merrill Lynch and pursuant to its requests, the offering parties (including Crown Castle) amended and improved certain terms and conditions, both economic and contractual of their binding offer;

q) on February 23, 2001 Crown Castle was selected by RAI in order to start the final negotiations of the terms and conditions of its binding offer;

r) as the outcome of the above mentioned final negotiations, on April 23, 2001, Crown Castle has amended its binding offer, and the Board of Directors of RAI, at a meeting held on April 24, 2001, decided to proceed with the sale to PARTNER (who was designated for this purpose by Crown Castle ) of a stake of 49% of the capital of the Company, upon the terms and conditions provided for in this Agreement (the "Agreement");

s) on today's date the parties notified the Italian Antitrust Authority of the concentration transaction contemplated in this Agreement, pursuant to law of October 10, 1990, n. 287.

Now therefore, in consideration for the above premises the parties have agreed as follows:

1.   DEFINITIONS

1.1. The premises and the exhibits form an integral and essential part of this Agreement, which represent all the undertakings of the parties with respect to the subject matter thereof.

1.2 In addition to the terms defined in the premises and in other clauses of this Agreement, the parties mutually agree that the following terms shall have the meanings set out below:

1.2.1 "Escrow Agreement": shall mean the escrow agreement between PARTNER, RAI and the Escrow Agent, in the same form as Exhibit "1.2.1" attached hereto

1.2.2 "Affiliate": with respect to any Person, means any other Person which controls, is controlled by or is under common control with the former, and for this purpose the term control means the ownership of the majority of the shares.

1.2.3 "Governmental Authority": shall mean any international, multinational, national, state or local authority or entity entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority of any kind.

1.2.4 "Permit": shall mean any and all permits, licenses, authorizations or other approvals granted by any Governmental Authority.

1.2.5 "Shares": no. 6,664,000 common shares of the Company representing 49% of the entire issued corporate capital of the Company.

1.2.6 "Draft Financial Statements": shall mean the draft financial statements of the Company for the year 2000 approved by the Board of Directors of the Company on 30 March 2001, attached hereto as Exhibit

"1.2.6".

1.2.7 "Services Agreements": shall mean the agreements executed by RAI and the Company (as attached hereto as Exhibit "1.2.7") for the supply from RAI to the Company of certain services relating to administrative, legal, data- processing, real-estate support, etc.

1.2.8 "Material Contracts": shall mean those contracts listed in Exhibit
"1.2.8".

1.2.9 "Management Agreement": shall mean the management agreement executed by the Company and Crown Castle in the form attached hereto as Exhibit "1.2.9".

1.2.10 "Damages" shall mean any liability, non-existence of assets, losses, claims, damages or costs (including the costs relating to inspection and defence and reasonable attorney's fees), relating or not to third parties claims, excluding in any event any indirect or consequential damages, provided that with respect to the Company's Representations (as defined in Article 9.1) the Damages shall be determined comparing the actual position of the Company with the position it would have been in had the breached representations and warranties been true and correct.

1.2.11 "Closing Date": shall mean the date of execution of this Contract.

1.2.12 "Reference Date": shall mean December 31, 2000.

1.2.13 "Escrow Agent": shall mean The Chase Manhattan Bank, Milan branch, with offices in Milan, Via Catena 4 (20121).

1.2.14 "Material Adverse Effect": shall mean any change or effect that would be materially adverse to the overall condition (financial or otherwise), results of operations or business, or the existing prospects (excluding for purposes of the Company, the Tower Business, as defined in the Shareholders Agreement) of a specified Person as such Person is operated on the date of this Agreement.

1.2.15 "Bank Guarantee": shall mean the irrevocable standby letter of credit issued by a major financial institution for an amount equal to 49% of the maximum liability of RAI with respect to the RAI Guarantees (such letter of credit will be in the form described in Exhibit "1.2.15" attached hereto).

1.2.16 "RAI Guarantees": (a) shall mean the guarantee granted by RAI in favour of COFIRI S.p.A. on May 17, 2000 against the loan of ITL 70 billion (plus interest and additional costs) granted by COFIRI and transferred to the Company with the Deed of Contribution and (b) the guarantee granted by RAI in favour of COFIRI SIM against the interest swap agreement between COFIRI SIM and the Company executed on December 29, 2000, both attached hereto as Exhibit "1.2.16".

1.2.17 "Law": shall mean any constitution, law, statute, rule, regulation, or treaty of any Governmental Authority.

1.2.18 "Net Equity": shall mean an amount equal to the difference of (a) the Company's share capital increased by properly made reserves and non distributed profits (including the annual profits), net of carryforward and operating losses, as provided by Article 2424 of the Italian Civil Code (section "Liabilities", par. (A)) and (b) an amount equal to the sum of (i) reserves accrued under fiscal legislation (for example, revaluation reserves and tax depreciation reserves - ammortamenti anticipati), if any, accounted for during the period from 30 June 2000 up to the Closing Date and (ii) state grants accounted for in the

Company's financial statements during the period from 30 June 2000 up to Closing Date, if any (provided that any such grant shall be for the exclusive benefit of RAI).

1.2.19 "Shareholders Agreement": means the shareholders agreement between RAI, PARTNER and Crown Castle, in the form attached hereto, together with its relative schedules, as Exhibit "1.1.19".

1.2.20 "Accounting Principles": shall mean the accounting principles issued by the Consiglio Nazionale dei Dottori commercialisti, dei Ragionieri e dei Periti Commerciali, as applied by the Company in drafting the Reference Financial Statements, with continuity and consistency of evaluation.

1.2.21 "Order": shall mean any final decision, order or decree of any arbitration tribunal or Governmental Authority.

1.2.22 "Auditor": shall mean Arthur Andersen with registered office in Rome at Via Campania 47 .

1.2.23 "Material": shall mean material in relation to the overall condition (financial or otherwise), results of operations or business or existing prospects (excluding for purposes of the Company, the Tower Business, as defined in the Shareholders Agreement) of a specified Person as such Person is operated on the date of this Agreement .

1.2.24 "Reference Financial Statements": shall mean the balance sheet of the Company as of 30 June 2000, which is attached hereto, together with the note describing the accounting principles utilised for the drafting of the financial statements, as Exhibit "1.2.24".

1.2.25 "Closing Financial Statements": shall mean the balance sheet of the Company as of the Closing Date, which will be prepared by the Company in accordance with Article 4.1.

1.2.26 "Verified Financial Statements": the Closing Financial Statements as may be adjusted by the Auditor in accordance with Article 4.2.

1.2.27 "Person": shall mean an individual, a juridical entity (including a partnership or a corporation), association or an incorporated or unincorporated organisation or any other form of business or professional entity.

1.2.28 "Lien": shall mean (as applicable) any mortgage, pledge, conditional sale agreement, option, guarantee, security interest, encumbrance or lien or charge of any kind of a personal or real-property nature (including any agreement with the purpose of creating any of them).

1.2.29 "Subsidiary" shall mean with respect to any Person any corporation, association or other business entity of which more than 50% of the total voting power of the entire capital stock entitled to vote (a) in an ordinary shareholders' meeting and (b) in the election of directors or managers thereof, is at the time freely exercisable, owned or controlled, directly or indirectly, by that Person, or one or more other Subsidiaries of that Person.

2. SALE AND PURCHASE

2.1. Upon the terms and conditions set out in this Agreement, RAI sells to PARTNER, and PARTNER accepts and purchases from RAI, the Shares on the Closing Date.

2.2 Subject to the registration in the shareholders' ledger of the Company, the Shares will grant PARTNER all the corresponding voting and (subject to the provisions of the Escrow Agreement) profit rights of and in the Company from the Closing Date. The parties acknowledge that following the shareholders' meeting on the Closing Date, on the same Closing Date the Company distributes to RAI all dividends relating to the year ended 31 December 2000.

3. PURCHASE PRICE

3.1 As consideration for the sale and purchase of the Shares, PARTNER will pay a purchase price equal to Lire 791,405,202,097 (seven hundred ninety one billion four hundred five million two hundred and two thousands ninety seven) (the "Purchase Price").

3.2 The Purchase Price will not be subject to any adjustment or amendment, except in the cases set out in Article 4 hereof.

4. FINANCIAL STATEMENT

4.1 Within forty-five (45) days of the Closing Date, RAI will cause the Company to prepare and deliver to RAI, PARTNER and the Auditor the Closing Financial Statements prepared in accordance with the Accounting Principles. The Closing Financial Statements will be material only in relation to this Agreement, for the aims set out in this Section 4.

4.2 Within thirty (30) days of the date of receipt of the Closing Financial Statements, the Auditor will verify the Closing Financial Statements, according to the Accounting Principles, on the basis of the joint irrevocable instructions which are given by RAI and PARTNER on this date by executing the letter of mandate attached hereto as per Exhibit "4.2". The Auditor, within the said thirty (30) days, shall specify in a preliminary report, to be provided to RAI and PARTNER, any amendments that the Auditor proposes to be incorporated in the Closing Financial Statements. RAI and PARTNER shall have twenty (20) days after the receipt of the preliminary report to submit comments to the Auditor on its preliminary report. Within thirty

(30) days following the expiry of such twenty (20) day period , the Auditor shall proceed to finally determine the amendments (if any) to be made to the Closing Financial Statements and to determine the Purchase Price adjustment on the basis of the Verified Financial Statements in accordance with the following criteria:

4.2.1 should the Net Equity of the Company derived from the Verified Financial Statements (after the deduction of any dividends paid by the Company to RAI on the Closing Date) be higher than the Net Equity of the Company derived from the Reference Financial Statements, an adjustment to the Purchase Price shall be made equal to an amount corresponding to 49% of the difference between the Net Equity of the Company derived from the Verified Financial Statements and the Net Equity of the Company derived from the Reference Financial Statements.

4.2.2 should the Net Equity of the Company derived from the Verified Financial Statements (after the deduction of any dividends paid by the Company to RAI on the Closing Date) be lower than the Net Equity of the Company derived from the Reference Financial Statements, an adjustment to the Purchase Price shall be made equal to an amount corresponding to 49% of the difference between the Net Equity of the Company derived from the Reference Financial Statements and the Net Equity of the Company derived from the Verified Financial Statements.

4.3 The amount of the adjustment of the Purchase Price shall be paid in cash by PARTNER to RAI (in the circumstance referred to under Article 4.2.1 above) and by RAI to PARTNER (in the circumstance referred to under Article 4.2.2 above) within ten (10) working days from the later of the following events: (i) the date on which the Auditor will have informed RAI and the

PARTNER of the amount of the adjustment of the Purchase Price, and (ii) the date on which the Escrow Agent will have delivered the Shares to PARTNER and the Purchase Price and the Bank Guarantee to RAI, pursuant to the terms of the Escrow Agreement.

4.4 RAI and PARTNER agree that, solely in the absence of manifest error (pursuant to Article 1349, first paragraph, of the Italian Civil Code), the determinations of the Auditor relating to the drafting of the Verified Financial Statement and the calculations of the Purchase Price adjustment shall be final and binding between RAI and PARTNER, and not subject to review or claim of any nature whatsoever.

5. CLOSING

5.1 The sale and purchase of the Shares shall be executed on the Closing Date through endorsement of the share certificates representing the Shares, certified by the notary public Ragnisco of Rome upon payment of the Purchase Price to the Escrow Agent pursuant to the Escrow Agreement. The closing shall take place at the offices of RAI , in Rome, Viale Mazzini 14.


5.2 On the Closing Date:

5.2.1 RAI, PARTNER and the Escrow Agent execute the Escrow Agreement;

5.2.2 the shares certificates representing the Shares, duly endorsed by RAI in favor of PARTNER, the Purchase Price and the Bank Guarantee (given in connection with the indemnity set out in Article 5.3 below) are delivered to the Escrow Agent (against delivery by the Escrow Agent of a written declaration confirming receipt thereof) so that the Escrow Agent may keep them in custody pursuant to the Escrow Agreement in accordance to the instructions contained therein;

5.2.3 RAI, PARTNER and Crown Castle execute the Shareholders' Agreement;

5.2.4 RAI delivers to PARTNER a copy of the resignation letters, effective from the Closing Date, of the directors and the (standing and substitute) internal auditors in office of the Company;

5.2.5 an Ordinary and Extraordinary Shareholders' Meeting is held (inter alia) to appoint the new Board of Directors and Board of Statutory Auditors, to appoint the Chairman of the Board of Directors and to adopt the new bylaws in the form attached as Schedule 1 to the Shareholders' Agreement;

5.2.6 A meeting of the newly elected Board of Directors is held to (i) resolve upon the appointment of the Managing Director and the granting of the powers of the Managing Director according to the provisions of the Shareholders' Agreement and (ii) approve the execution of the amendment agreements under Article 5.2.13 and the execution of the Management Agreement under Article 5.2.7 below in accordance with the Shareholders' Agreement;

5.2.7 Crown Castle and the Company execute the Management Agreement;

5.2.8 the "fissati bollati" are executed and the relevant taxes for the transfer of the Shares are paid by RAI and PARTNER on an equal basis;

5.2.9 PARTNER is registered in the shareholders ledger of the Company according to its ownership interest in the Shares;

5.2.10 RAI and PARTNER sign and submit the request to the Ministry for the purposes described under Article 8.1.2 below and the Letter of Mandate to the Auditor, set out in Article 4.2 above; and

5.2.11 the notifications required under Article 12, paragraph (O) of the Shareholders Agreement shall be given to the Persons indicated therein;

5.2.12 the pledge agreement with respect to the Shares set out in Article 10, paragraph (E) of the Shareholders' Agreement is executed and perfected (the

"Pledge Agreement");

5.2.13 RAI and the Company execute (i) an Amendment Agreement relating to the Supply Contract and (ii) an Amendment Agreement relating to the Lease and Supply Agreement and Related Services between the Company and RAI, each attached hereto as Exhibit "5.2.13".



5.3 PARTNER undertakes to indemnify and hold harmless, as from the Closing Date, RAI in connection with 49% (forty-nine percent) of any liability, loss, claim, damage or cost that RAI may suffer as a consequence of a demand for payment being made under the RAI Guarantees. The fulfillment by PARTNER of its obligations in relation to the above indemnity is being secured by means of the delivery of the Bank Guarantee (as provided for by Article 5.2.2 above). If PARTNER indemnifies RAI pursuant to this Article 5.3, PARTNER's right to recover any amounts from the Company under the RAI Guarantee shall be pari passu with RAI's right to recover any amounts from the Company under the RAI Guarantee. RAI covenants and agrees that it will execute and deliver, upon Partner's request, an appropriate form of Schedule 1 to the Bank Guarantee to The Chase Manhattan Bank within fifteen (15) business days following any principal payment made by the Company under the Loan Agreement, dated 16 December, 1997, between RAI and Compagnia Finanziamenti e Rifinanziamenti Cofiri S.p.A.

6. REPRESENTATIONS AND WARRANTIES OF RAI

6.1 RAI represents and warrants to Partner as follows on the Closing Date:

6.1.1 Each of RAI and the Company is a company duly organized, validly existing and in good standing under Italian law; each of them has all requisite power and authority to carry out its activities as currently conducted and to fulfill the obligations under the contracts to which it is a party. The Company has no stockholding in other Persons.

6.1.2 Neither RAI nor the Company is insolvent, has been declared bankrupt, and no action or request is pending to declare either of them bankrupt or is aimed at starting any proceeding contemplated by bankruptcy or similar laws of any jurisdiction. Neither RAI nor the Company are in a situation contemplated by Articles 2446 or 2447 of the Italian Civil Code.

6.1.3 The corporate capital of the Company is equal to EURO 70,176,000, divided into 13,600,000 shares having a nominal value of EURO 5.16 each. Save for the conversion of the capital into Euros made on 19 December 2000, there have been no changes in the amount of the corporate capital of the Company since 30 June 2000. The shares representing the entire share capital of the Company, including the Shares, have been validly issued, fully subscribed for and paid in, and are owned by RAI and are (and with respect to the Shares are being delivered) free from any Lien. There are no capital increases, issuance of new shares or other operations relating to the equity of the Company pending or authorized.

6.1.4 RAI has all requisite corporate power and authority to execute this Agreement, the Shareholders' Agreement and each other instrument to be executed by RAI at the Closing Date, and to perform the obligations arising from this Agreement, the Shareholders' Agreement and each such other instrument. The execution by RAI of this Agreement, the Shareholders' Agreement and each instrument to be executed by it at the Closing Date and the performance of its obligations hereunder and thereunder have been duly and validly authorized by the relevant corporate bodies of RAI.

Each of this Agreement, the Shareholders' Agreement and each such other instrument has been duly executed by RAI and (assuming that it has been duly executed by the other parties hereto) constitute a legal, valid and binding obligation of RAI, enforceable against RAI in accordance with its terms.

6.1.5 The execution of this Agreement, the Shareholders' Agreement or any instrument required hereby to be executed by RAI at the Closing Date and the performance by RAI of its obligations hereunder or thereunder will not (a) violate or breach the terms of or cause a default under (i) any Law, Permit, or Order applicable to RAI or the Company as of the date of this Agreement except for what is provided in Article 8.1 below; (ii) the bylaws or other organizational documents of RAI or the Company; or (iii) any contract or agreement to which RAI or the Company is a party; (b) result in the creation or imposition of any Lien on any of the Shares or on any Material asset owned by the Company; or (c) result in the cancellation, forfeiture, revocation, or suspension of any Permit owned or held by the Company. Except for what is provided in Article 8.1 below, the execution and the fulfillment of this Agreement does not require on the part of RAI or the Company, the issuance of any Permit by any Governmental Authority, or requests, notifications or statements vis-a-vis such Governmental Authority.

6.1.6 The Draft Financial Statements are: (i) true, correct, complete and have been prepared in all Material respects in compliance with the provisions of applicable Law and the Accounting Principles, (ii) give a true and fair view in all Material respects, on the basis of the relevant law provisions and the Accounting Principles, of the assets and the financial position of the Company on the Reference Date and (iii) fairly and completely disclose and note, in all Material respects, all liabilities (including tax, pension or other employee benefit liabilities) of the Company consistent with applicable Law and the Accounting Principles. On the Closing Date no circumstance exists and since the Reference Date and until the Closing Date no event has occurred (except for the issuance of new laws and regulations) that, individually or together with other similar events, resulted in a Material Adverse Effect on the Company.

6.1.7 Except as set forth on Exhibit "6.1.7", during the period from the Reference Date to the Closing Date, the Company (i) has operated its business consistent with past practice and (ii) has not engaged in any conduct that is subject to supermajority under Articles 3(C) and 5(C) of the Shareholders Agreement (other than conduct consistent with past practice).

6.1.8 Except as set forth on Exhibit "6.1.8", the Company has good and marketable title to or holds under valid lease agreements or right of use (i) all of the personal and real properties reflected as being owned, leased or held under right of use, as the case may be, in the Draft Financial Statements or in the accounting records at the Reference Date (including all properties listed in the Deed of Contribution) and (ii) all of the personal or real properties acquired, leased or held for use, as the case may be, by the Company since the Reference Date, other than any properties that are not, individually or in the aggregate, Material to the Company. All such properties are free of any Liens, other than Liens that, individually or in the aggregate, are not Material to the Company. The assets owned or used by the Company, and the relevant permits, easements and other rights of access are sufficient to continue the Company's business after the Closing Date in substantially the same manner as conducted prior to such date. Such assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put. With respect to the cure of any defect described in Exhibit "6.1.8", all annual incremental costs or expenses will not be in excess of Euro 1 (one) million for each year up to, and including, 2004, or Euro 4 (four) million for the period between the date of this Agreement and 31 December 2004.

6.1.9 There are no agreements (other than the Material Contracts) the failure of which to be in full force and effect or the nonperformance of which could reasonably be expected to have a Material Adverse Effect for the Company. The Material Contracts are in full force and effect in accordance with terms provided thereunder; the Company and, when applicable, RAI, have each performed all of the obligations thereunder, other than any nonperformance thereof that could reasonably be expected to have a Material Adverse Effect on the Company. Each of the Material Contracts will continue in force and effect following the Closing Date for the term indicated therein.

6.1.10 (a) Without prejudice to what is indicated under Exhibit "6.1.10" to this Agreement, there are no claims, inspections or legal proceedings of any nature whatsoever (including any proceedings in arbitration) pending, or, to the knowledge of RAI and the Company, threatened, against the Company that are reasonably expected to result in a Material Adverse Effect on the Company or affect the validity or enforceability of this Agreement. In respect of the legal proceedings referred to in Exhibit "6.1.10" to this Agreement, the aggregate liability of the Company shall not exceed ITL 3 (three) billion.

(b) To RAI's and the Company's knowledge, in the period from the Reference Date until the Closing Date the Company carried on its activity (including any activity relating to the performance under the Deed of Contribution) in compliance with the Laws, Permits and Orders applicable to the Company (taking into consideration an overall and systematic interpretation, upon a reasonable commercial basis, of such Laws, Permits and Orders and only such Laws, Permits and Orders which provide for compliance within a term that expired before the Closing Date and do not require further actions by any Governmental Authority to be implemented), except for events of noncompliance that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect on the Company.

6.1.11 Without prejudice to the Supply Contract, the Services Agreements and the provisions thereunder, since the Reference Date all intercompany transactions between the Company, on the one hand, and RAI and its Affiliates (other than the Company), on the other, have been carried out and accounted for in accordance with the practice applied to transactions of a similar nature prior to the Reference Date.

6.2 RAI hereby represents and warrants to PARTNER that it has given access to PARTNER and/or its advisors to examine complete and correct original copies of all the Material documents relating to the Company and that such documents described in Exhibit "6.2" to this Agreement.

6.3 The parties acknowledge that, with the exception only of the representations and warranties referred to in Articles 6.1, 6.2 and 10.5: (i) no representation or warranty of any nature is given by RAI to PARTNER with respect to the financial, economic, asset and management situation of the Company and (ii) no representation or warranty is given with respect to liabilities, losses, diminution in value, lack of assets, even if arising out of facts and actions that occurred prior to the Closing Date, regardless of the fact that the circumstances from which such liabilities, losses, diminution in value, lack of assets that may in the future arise were known or unknown by PARTNER before the execution of this Agreement.

6.4 PARTNER acknowledges and accepts that no representation or warranty and (except for what is indicated under Article 9.2, paragraphs (ii), (iii) and (iv), below) no indemnification is given by RAI in relation to environmental matters (including the compliance with the regulations relating to the preservation of the landscape and the protection from the exposure to magnetic, electric or electro-magnetic fields).

7. REPRESENTATIONS AND WARRANTIES OF PARTNER AND CROWN CASTLE

7.1 Each of PARTNER and Crown Castle (severally and not jointly) represents and warrants to RAI the following about itself:

7.1.1 It is a company validly incorporated and regularly existing under the applicable Laws and has all rights and powers needed to carry out its business as it is currently carried out by it, to enter into this Agreement, the Shareholders' Agreement, the Pledge Agreement (in the case of PARTNER) and each other instrument to be executed by it at the Closing Date and to perform all the transactions herein and therein contemplated;

7.1.2 It is currently not in a status of insolvency and has not been subject to past or pending bankruptcy proceedings. Furthermore, there is not pending against it any request for bankruptcy or for other bankruptcy proceedings;

7.1.3 It conducts its business in compliance with applicable Laws and the execution of this Agreement, the Shareholders' Agreement, the Pledge Agreement (in the case of PARTNER) and each other instrument to be executed by it at the Closing Date falls within the scope of its corporate object. It has taken the necessary actions in order to entrust the necessary powers to the signatories of this Agreement, the Shareholders' Agreement, the Pledge Agreement (in the case of PARTNER) and each other instrument to be executed by it at the Closing Date in order to satisfy the obligations undertaken by it in relation hereto and thereto;

7.1.4 the execution and performance of this Agreement, the Shareholders' Agreement, the Pledge Agreement (in the case of PARTNER) and each other instrument to be executed by it at the Closing Date and the fulfillment of the obligations arising herefrom and: (i) save as provided for in Article 8.1, do not require any further approval, authorisation or other agreement from any Governmental Authority with respect to it; and (ii) do not conflict with, or result in the breach of, any provision of its organizational documents nor any provision of Law or Orders applicable to it.


7.2 PARTNER further represents to RAI that (i) the document attached to this Agreement as Exhibit "7.2" is a true and complete copy of the bylaws of PARTNER in force on the Closing Date and (ii) it has not incurred any indebtedness for borrowed money (other than that allowed pursuant to Article 6, paragraph G, of the Shareholders Agreement) since the date of its incorporation up to the Closing Date and that the sale and purchase of the Shares is being financed through the

PARTNER's own funds made available by its shareholders in the form of equity and additional paid in surplus of capital.

8. CONDITIONS SUBSEQUENT

8.1 The termination of this Agreement (and the sale and purchase of Shares hereby contemplated) is subject to the following conditions subsequent:

8.1.1 the non-issuance of unconditional approval of the Italian Antitrust Authority, according to the law of October 10, 1990, n. 287, approving the transactions contemplated by this Agreement and the Shareholders Agreement; or

8.1.2 the non-issuance of a communication of the Ministry acknowledging that the terms of this Agreement and the Shareholders Agreement do not violate the Convenzione or the Authorization of the Ministry of November 11, 1999.

8.2 The parties undertake to co-operate in good faith for the timely fulfilment of the above mentioned conditions subsequent, by taking all commercially reasonable steps necessary to this end. It is hereby expressly acknowledged that any action which is taken (or failure to act) by any party to avoid or postpone the fulfilment of any of the conditions set out in Article 8.1 above in violation of the preceding sentence in this Article 8.2 shall constitute a material breach of the obligations undertaken by such party and shall be evaluated on an equitable basis by the board of arbitrators appointed pursuant to Article 11.

8.3 The issuance of such approval and/or communication under Clauses 8.1.1 and
8.1.2 above or the denial (if any) to issue such approval and/or communication shall be notified by any party (the first of them which becomes aware of it) to the other parties within 5 (five) days from the day on which the party became aware of such circumstance.

8.4 This Agreement (and the sale and purchase of Shares hereby contemplated), the Shareholders' Agreement and the Management Contract shall be considered as terminated upon simple request of one of the parties which shall be delivered to the other parties pursuant to Article 10.4 hereof if the Antitrust Authority and/or the Ministry (i) irrevocably refuse, in writing, the issuance of the approval under Article 8.1.1 or of the communication under Article 8.1.2 or (ii) do not issue the abovementioned approval and/or communication within six months from the date of this Agreement (except in case of a further extension agreed by the parties). In this case, this Agreement, the Shareholder's Agreement and the Management Contract shall be considered without any effect, save for the provisions under Article 10.5 below (and no liability of any kind shall derive for any of the parties, without prejudice for the application arbitration under
Article 11 below in relation to the liability (if any) which may arise among the parties in relation to the obligations contained in Article 8.2 above).

8.5 RAI and PARTNER agree that they shall give immediate notification to the Escrow Agent pursuant to Article 3(a) of the Escrow Agreement upon the issuance of the communication and approval referred to in Article 8.1.

8.6 The parties agree that, except to the extent required by law or any stock exchange or market regulations, each of them shall (and shall cause its Subsidiaries, agents and other representatives to) keep confidential the contents of this Agreement and the Shareholders Agreement, provided that the parties shall be allowed to make customary press releases in relation to the signing of the Agreement and the Shareholders Agreement. Until the expiry of the six month period indicated in Article 8.4 above (subject to any extension agreed between the parties), neither party shall communicate, directly or indirectly, with any person

(other than its Affiliates, agents and representatives or Poste Italiane S.p.A. and its agents and representatives) concerning a possible acquisition (in any manner) of shares in the Company (including the Shares). The parties acknowledge that a breach of this Article 8.6 by any party shall constitute a material breach of the obligations undertaken by such party and shall be evaluated on equitable basis by the board of arbitrators appointed pursuant to Article 11.

9. INDEMNIFICATION

9.1 RAI will indemnify and hold harmless PARTNER, pursuant to the procedures under Articles 9.6 and 9.7 below, for the Damages incurred by PARTNER directly from a breach by RAI of any of the representations or warranties given by it under Article 10.5 and under Article 6, other than the representations and warranties contained in Articles 6.1.6 through 6.1.11 (the effects of which shall be exclusively governed by Article 9.2 below - the representations and warranties contained in Articles 6.1.6 through 6.1.11 are hereinafter referred to as the "Company Representations").

9.2 RAI will indemnify and hold harmless the Company pursuant to the provisions of Articles 9.6 and 9.7 below, for the amount of Damages to the extent directly arising from (i) any breach by RAI of the Company Representations, (ii) any hazardous materials known by RAI or the Company to be present on the Company's assets prior to the Closing Date, (iii) any hazardous materials, wherever located, that were generated, stored or otherwise handled by the Company prior to the Closing Date or (iv) any emissions from the Company's assets prior to the Closing Date. The parties agree that any Damages owing under this Article 9.2 shall be paid to the Company, provided that the related claim shall be enforceable by PARTNER on behalf of the Company.

9.3 The Company Representations will survive for twenty-fourth months following the Closing Date. The representations and warranties contained in Clauses 6.1.1, 6.1.2, 6.1.3, 6.1.4, 6.1.5 and 10.5 shall survive until the thirtieth day following the expiration of the applicable statute of limitations.

9.4 RAI's liability to the Company under Article 9.2(i) above in relation to breaches of the Company Representations shall not cause a disbursement by RAI of an amount exceeding a cap of 15% of the Purchase Price (as increased or lowered pursuant to the provisions of Article 4.2 above). RAI's indemnification liability to the Company or the PARTNER for breach of the representations and warranties other than the Company Representations and for the environmental indemnity under Article 9.2, paragraphs (ii), (iii) and (iv) above shall not cause any disbursement by RAI of an amount exceeding the Purchase Price (as increased or lowered pursuant to the provisions of Article 4.2 above).

9.5 In each case where RAI must indemnify PARTNER or the Company pursuant to this Article 9, the amount of such Damages shall be reduced by an amount equal to:

9.5.1 any tax benefit received (if any) by PARTNER or the Company (as applicable) as a direct result of the indemnifiable loss;

9.5.2 any insurance proceeds received (if any) by PARTNER or the Company (as applicable) for the claim which gave origin to the indemnification obligation of RAI.

9.5.3 any amount that was properly reserved for by the Company in the Verified Financial Statements, with respect to the claim being indemnified or (if the claim does not relate to an item for which, on the basis of normal accounting practices, a specific reserve should be created) with respect to the kind of events or circumstances which gave origin to the indemnification obligation of RAI;

9.5.4 a positive outcome occurred after the Closing Date directly connected to the kind of events or circumstances which gave origin to the indemnification obligation of RAI;

9.5.5 any liability, non-existence of assets/losses, claims, damages or costs of the Company which RAI is contractually obligated to pay pursuant to the Supply Contract or otherwise; and

9.5.6 any liability, non-existence of assets/losses, claims, damages or costs of the Company to the extent reflected in the adjustment to the Purchase Price determined in accordance with Article 4.2.

9.6 The obligations of indemnification of RAI under Article 9.1 in connection with the representations and warranties other than the Company Representations shall be satisfied by the payment to PARTNER within 90 days from the date on which the Damages have become final. The obligations of indemnification of RAI under Article 9.2 shall be satisfied by the payment to the Company within 90 days from the date on which the Damages have become final. If the Company is required to make a payment in the circumstances described under Article 9.2 above before the Damages become final, RAI shall reimburse to the Company the amounts actually paid to third parties; provided that the Company undertakes to return such amounts (with interest, if any) to RAI if and to the extent that such amounts shall subsequently be recovered.

9.7 PARTNER or the Company (as the case may be) shall promptly inform in writing RAI if the circumstances capable of giving origin to indemnifiable losses take place after the date on which such circumstances are known by PARTNER or the Company, and it shall provide RAI with any documentation available or useful for a better understanding of the relevant circumstance. RAI shall have the right, to be exercised within the following twenty working days, to take control of the management of the above mentioned circumstance, appointing consultants chosen by RAI, providing to PARTNER or to the Company the relevant instructions in relation to the initiatives which should be taken and bearing all the relative costs and expenses. PARTNER and the Company shall conform to such instructions, providing to RAI all reasonable co-operation for the better resolution or management of the circumstance in question. If RAI does not supply the information within the term here above indicated, PARTNER or the Company shall be entitled to take all the appropriate initiatives using the diligence of the agent ("mandatario") without prejudice, in such event, to RAI's obligation of indemnification connected to the eventual loss in accordance to the time and methods set out.

9.8 PARTNER hereby agrees that any Damage which could give right to an indemnification request of PARTNER arising from the representations and warranties given by RAI under this Contract shall be indemnified only by reference to the most closely connected representation and warranty. It is hereby agreed that it shall not be possible to claim under more than one representation and warranty the indemnification of the same Damage.

10. MISCELLANEOUS

10.1 Each of the parties undertakes to co-operate

(always in compliance with its respective obligations) the other parties in order (i) to carry out the actions and initiatives necessary to make effective its performance contemplated by this Agreement and (ii) to make all the necessary filings with respect to this Agreement required by the Italian Antitrust Authority, the Ministry or any other Governmental Authority or under any applicable Law, Permits and/or Orders. Moreover, without prejudice to what is provided under Article 8, the parties agree to cooperate with respect to, and agree to use all commercially reasonable efforts to contest any action, including legislative, administrative or judicial action, that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement.

10.2 The parties hereby undertake to promptly inform the other parties with respect to (i) any complaint, inspection or hearings (or communications indicating that the same may be contemplated) from or by any Governmental Authorities with respect to the transactions contemplated hereby or (ii) the institution or the threat of litigation involving this Agreement or the transactions contemplated hereby.

10.3 No amendment to this Agreement shall be valid and binding unless such amendment is set forth in writing and signed by all parties.

10.4 Any notice required or permitted under the provisions of this Agreement shall be given in writing by means of registered letter with acknowledgement of receipt or by telefax confirmed by a registered letter acknowledgement of receipt and shall be deemed validly given upon the receipt thereof by the party to which it is given, provided it be addressed as follows:

if to RAI, to it at:

RAI - Radio Televisione Italiana S.p.A.
Viale Mazzini 14
00195 Rome (Italy)

Fax: +39 (06) 37514251
Attention:  General Manager

if to PARTNER:

c/o Crown Castle International Corp.
510 Bering Drive
Houston, Texas 77057
Attention:  General Counsel
Fax:  +1 (713) 570 3150


If to Crown Castle:

Crown Castle International Corp.
510 Bering Drive
Houston, Texas 77057
Attention: General Counsel
Fax:     + 1 (713) 570 3150

or to such other address as may be notified in the same manner by any party to the others.

10.5 Except as otherwise expressly provided in this Agreement, each party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants. RAI represents and covenants that the Company has not and will not incur any expenses with respect to such agents, representatives, counsel or accountants.

10.6 Crown Castle hereby undertakes to, and to cause each Subsidiary of Crown Castle, to, (i) exercise the voting rights attaching to any shares in a Subsidiary of Crown Castle held by it so as to cause the implementation of this Agreement by PARTNER and (ii) not exercise such voting rights to make any Subsidiary of Crown Castle that owns a direct or indirect interest in the Company the subject of any bankruptcy, reorganisation or other insolvency proceeding; provided that Crown Castle's obligations with respect to the exercise of voting rights described in (i) and (ii) above shall not constitute a commitment by Crown Castle or any Subsidiary of Crown Castle (other than PARTNER) to, directly or indirectly, fund
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(including by way of subscribing for additional equity interests), provide credit support to or maintain or preserve the financial condition of the Company or PARTNER or any other Subsidiary of Crown Castle or to cause any of them to achieve any specified level of operating results. Notwithstanding the foregoing and anything else contained in this Agreement, the parties agree and acknowledge that (i) neither PARTNER nor the Company is a unified person with common assets and liabilities with (and each is an entity separate from) Crown Castle or any of its other Subsidiaries and (ii) at no time shall any creditor (including RAI) of PARTNER or the Company have any claim against Crown Castle or any of its other Subsidiaries (or any recourse to the stock or assets of Crown Castle or any such Subsidiary) in respect of any indebtedness or other obligation of the Company or PARTNER (including any indebtedness or other obligation thereof arising under this Agreement, such as the obligation to indemnify RAI for 49% of the RAI Guarantees). Nothing contained in this Article 10.6 shall prohibit RAI from directly enforcing against Crown Castle the performance obligations of Crown Castle specifically given by it to RAI in this Agreement.

10.7 RAI agrees to cause the Company to promptly use commercially reasonable means to cure any defect as set forth in Exhibit "6.1.8" with respect to the assets listed therein.





11. GOVERNING LAW AND DISPUTES

11.1 This Agreement shall be governed by and construed in accordance with Italian law.

11.2 In the event of any controversy among the
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parties in relation to the interpretation and application of this Agreement, the legal representatives of the parties shall meet in order to reach an amicable settlement of the dispute. If no mutual agreement has been reached within (thirty) 30 days from the date on which the most diligent party has acted for the meeting of the legal representatives to take place, the settlement of the dispute shall be referred to an arbitral panel composed of three arbitrators, with one arbitrator to be appointed by each of the parties (for this purpose only, PARTNER and Crown Castle shall be considered as a single party) and the third arbitrator, who shall act as the Chairman, shall be appointed by the other two arbitrators appointed by the parties. If no agreement has been reached on the appointment of the Chairman, such chairman shall be appointed by the Arbitration Court of the International Chamber of Commerce in Paris (the "ICC"). The arbitration shall take place in Rome. The arbitration proceedings and the award or decision of the arbitrators shall be in Italian and English. The arbitrators shall decide the dispute pursuant to the principles of law and not ex aequo et bono, and within 180 days following the appointment of the third arbitrator. The arbitration proceeding shall be settled in accordance with the Rules of Arbitration of the ICC. It is agreed that the arbitration panel which shall be eventually appointed pursuant to this Agreement shall have jurisdiction to decide other disputes which may arise in relation to the Shareholder's Agreement and vice versa.